This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Agnico Offer, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor.

DIRECTORS' CIRCULAR

RECOMMENDING

ACCEPTANCE

OF THE OFFER BY

AGNICO-EAGLE MINES LIMITED

and its wholly-owned subsidiary Agnico-Eagle Acquisition Corporation

TO ACQUIRE ALL OUTSTANDING COMMON SHARES (TOGETHER WITH THE ASSOCIATED RIGHTS UNDER THE SHAREHOLDER RIGHTS PLAN) OF

CUMBERLAND RESOURCES LTD.

("Cumberland")

ON THE BASIS OF 0.185 OF A COMMON SHARE OF

AGNICO-EAGLE FOR EACH CUMBERLAND SHARE

DIRECTORS' RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

CUMBERLAND SHAREHOLDERS ACCEPT THE AGNICO OFFER

AND TENDER THEIR COMMON SHARES TO THE AGNICO OFFER.

NOTICE TO UNITED STATES SHAREHOLDERS

The Agnico Offer is made for the securities of a Canadian issuer and while the Agnico Offer is subject to Canadian disclosure requirements, investors should be aware that these requirements are different from those of the United States. The enforcement by shareholders of civil liabilities under the securities laws of the United States or other non-Canadian jurisdictions may be adversely affected by the fact that Cumberland Resources Ltd. is incorporated under the laws of the Province of British Columbia, that a majority of its officers and directors and the financial advisors named herein are residents of Canada and other countries outside the United States, and that all or a substantial portion of its and their assets are located outside the United States. The financial statements of Cumberland are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of the United States and other non-Canadian jurisdictions. This transaction has not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this document. Information concerning mineral deposits is prepared in accordance with Canadian disclosure requirements, which differ from the requirements of the U.S. Securities and Exchange Commission applicable to United States companies. See "Note Concerning Resource Calculations".

MARCH 12, 2007

March 12, 2007

Dear Fellow Shareholder:

On February 14, 2007, we announced that we had signed a definitive agreement with Agnico-Eagle Mines Limited ("Agnico-Eagle") that provides for the making of an offer by Agnico-Eagle and its wholly owned subsidiary, Agnico-Eagle Acquisition Corporation ("Agnico Acquisition", and together with Agnico-Eagle, the "Offerors"), to acquire all outstanding Cumberland common shares (the "Cumberland Shares") not already owned by Agnico-Eagle, including Cumberland Shares issuable upon the exercise of options (the "Options"), on the basis of 0.185 of an Agnico-Eagle common share (an "Agnico-Eagle Share") for each Cumberland Share (the "Agnico Offer"). The Agnico Offer is enclosed with this letter and our Directors' Circular.

The board of directors of Cumberland (the "Board" or "Board of Directors"), upon consultation with its financial and legal advisors and on receipt of a recommendation of a special committee of independent directors (the "Special Committee"), has unanimously determined that the Agnico Offer is fair, from a financial point of view, to the holders of Cumberland Shares other than Agnico-Eagle and its affiliates (the "Cumberland Shareholders") and that the Agnico Offer is in the best interests of Cumberland and Cumberland Shareholders. Accordingly, the Board has resolved unanimously to RECOMMEND that you ACCEPT the Agnico Offer and TENDER your Cumberland Shares to the Agnico Offer.

In making your decision regarding the Agnico Offer, you are encouraged to consider the following:

1.

The fairness opinions of Dundee Securities Corporation ("Dundee") (to the Special Committee) (the "Dundee Opinion") and Genuity Capital Markets ("Genuity") (to the Board of Directors and the Special Committee) (the "Genuity Opinion") that, subject to and based on the considerations, assumptions and limitations described therein, the consideration offered for each Cumberland Share pursuant to the Agnico Offer is fair from a financial point of view to Cumberland Shareholders.

2.

Our Special Committee and Board of Directors have concluded that the Agnico Offer is fair to Cumberland Shareholders and is in Cumberland's best interest.

3.

The Agnico Offer appropriately reflects the significant strategic value of Cumberland's wholly-owned Meadowbank Gold Project located in Nunavut, Canada (the "Meadowbank Gold Project").

4.

The Agnico Offer represents a 28.8% premium to the closing price of Cumberland Shares on February 13, 2007, the last trading day prior to the announcement of the Agnico Offer, and a 23.7% premium based on the 20 day volume weighted average trading prices on the Toronto Stock Exchange ("TSX") for the Agnico-Eagle Shares and Cumberland Shares ending on that date.

5.

The Agnico Offer values Cumberland at approximately $710 million as at February 13, 2007 based on approximately 80 million fully-diluted Cumberland Shares as at that date.

6.

If the Agnico Offer is successful, Cumberland Shareholders will own an approximate 10% pro forma interest in Agnico-Eagle.

7.

Agnico-Eagle has indicated in its press release dated February 14, 2007, subject to the disclaimer contained therein, that if the Agnico Offer is successful, Agnico-Eagle expects that:

(a)

Agnico-Eagle's pro forma gold mineral reserves will increase by 28% to 13.3 million ounces, 82% of which are located in Canada;

(b)

Agnico-Eagle's projected gold production will rise a further 39% in 2010 to more than 1.3 million ounces; and

(c)

Agnico-Eagle's pro forma cash position will increase to over US$550 million, with no additional funding expected to be required to build its pipeline of five development projects.

8.

All directors and senior officers of Cumberland, holding Cumberland Shares representing approximately 10.5% of the fully-diluted Cumberland Shares as at February 13, 2007, have agreed to tender their Cumberland Shares to the Agnico Offer.

9.

Throughout the currency of the Agnico Offer, the Board of Directors will remain able to respond, in accordance with its fiduciary duties, to unsolicited bona fide written acquisition proposals that are more favourable and that provide to the Cumberland Shareholders consideration per Cumberland Share greater than the Agnico Offer and the Board of Directors may withdraw its recommendation and support for the Agnico Offer if the Offerors do not exercise their right to match such proposal (refer to "Agreements Relating to the Agnico Offer — Support Agreement, Covenants Regarding Non-Solicitation and Right to Match" in the accompanying Directors' Circular).

10.

Cumberland Shareholders who are Eligible Shareholders (as defined in the accompanying Directors' Circular) may tender Cumberland Shares to the Agnico Offer for the purposes of achieving a tax-deferred rollover into Agnico-Eagle Shares for Canadian federal income tax purposes by making a valid Rollover Election (as defined in the accompanying Directors' Circular).

For these and other reasons described in the accompanying Directors' Circular, your Board of Directors unanimously recommends that Cumberland Shareholders accept the Agnico Offer and tender their Cumberland Shares to the Agnico Offer.

We thank our shareholders for their support and encourage you to read the enclosed material carefully and, in particular, the extensive "Reasons for Recommendation to Accept the Agnico Offer" set out on pages 5 to 7 of the Directors' Circular, and the Genuity Opinion and Dundee Opinion which are included as Schedule B and Schedule C, respectively, to the Directors' Circular.

Sincerely, On behalf of the Board of Directors, (Signed) Kerry M. Curtis President & Chief Executive Officer

TABLE OF CONTENTS

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
DIRECTORS' CIRCULAR
RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
RECOMMENDATION OF THE BOARD OF DIRECTORS TO CUMBERLAND SHAREHOLDERS
REASONS FOR RECOMMENDATION TO ACCEPT THE AGNICO OFFER
THE SPECIAL COMMITTEE
BACKGROUND TO THE AGNICO OFFER AND RESPONSE OF CUMBERLAND
AGREEMENTS RELATING TO THE AGNICO OFFER
Cumberland Confidentiality Agreement
Agnico-Eagle Confidentiality Agreement
Support Agreement
Lock-Up Agreement
INTENTIONS OF DIRECTORS, SENIOR OFFICERS AND CERTAIN SHAREHOLDERS WITH RESPECT TO THE AGNICO OFFER
ARRANGEMENTS OR AGREEMENTS REGARDING THE OFFERORS
INTERESTS IN MATERIAL CONTRACTS OF THE OFFERORS
ARRANGEMENTS BETWEEN CUMBERLAND AND ITS DIRECTORS AND SENIOR OFFICERS
Executive Employment Agreements
Stock Option Plan
DIRECTORS AND SENIOR OFFICERS OF CUMBERLAND AND OWNERSHIP OF CUMBERLAND SECURITIES
TRADING IN CUMBERLAND SECURITIES
ISSUANCES OF CUMBERLAND SECURITIES
Cumberland Shares
Options
OWNERSHIP OF AGNICO-EAGLE SECURITIES
NO MATERIAL CHANGES
OTHER INFORMATION
NOTE CONCERNING RESOURCE CALCULATIONS
STATUTORY RIGHTS
FORWARD-LOOKING INFORMATION AND FORWARD-LOOKING STATEMENTS
APPROVAL OF DIRECTORS' CIRCULAR
CONSENT OF GENUITY CAPITAL MARKETS
CONSENT OF DUNDEE SECURITIES CORPORATION
CERTIFICATE
SCHEDULE A — GLOSSARY
SCHEDULE B — OPINION OF GENUITY CAPITAL MARKETS
SCHEDULE C — OPINION OF DUNDEE SECURITIES CORPORATION
SCHEDULE D — TRADING IN CUMBERLAND SECURITIES

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Directors' Circular, including the discussion of the reasons for the Board's recommendation, contains forward-looking information (as defined in the Securities Act (Ontario)) that are based on expectations, estimates and projections as of the date of this Directors' Circular. Further details are under the heading "Forward-Looking Statements".

SUMMARY

The information set out below is intended as a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors' Circular.

The Agnico Offer:

The Offerors are offering to acquire all of the outstanding Cumberland Shares, together with the associated SRP Rights, other than Cumberland Shares already owned by Agnico-Eagle or its affiliates, on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share upon the terms and subject to the conditions set forth in the Agnico Offer. The Agnico Offer is conditional and is stated to be open for acceptance until 11:59 p.m. (Toronto time) (the "Expiry Time") on April 16, 2007 (the "Expiry Date") or such later time or times and date or dates as may be fixed by the Offerors from time to time.

Recommendation of the Board of Directors:	The Board of Directors unanimously recommends that Cumberland Shareholders ACCEPT the Agnico Offer and tender their Cumberland Shares.
Reasons for Recommendations:

The Board of Directors believes that the Agnico Offer is in the best interests of Cumberland and the Cumberland Shareholders and has concluded that the consideration under the Agnico Offer is fair, from a financial point of view, to Cumberland Shareholders and Cumberland. In reaching its conclusion and making its recommendation, the Board of Directors considered the advice of its financial and legal advisors, the recommendation of the Special Committee and the factors set out under "Reasons for Recommendations to Accept the Agnico Offer", including the following:

1.    Fairness Opinions.  The fairness opinions of Dundee to the Special Committee and of Genuity to the Board of Directors and the Special Committee, that, subject to and based on the considerations, assumptions and limitations described therein, the consideration offered for each Cumberland Share pursuant to the Agnico Offer is fair, from a financial point of view, to Cumberland Shareholders.

2.    Recommendation of Special Committee.  Our Special Committee has concluded, after considering the advice of its financial and legal advisors, that the Agnico Offer is fair, from a financial point of view, to Cumberland Shareholders and is in Cumberland's best interest.

3.    Reflection of Value.  The Agnico Offer appropriately reflects the significant value of the Meadowbank Gold Project. The Agnico Offer values Cumberland at approximately $710 million as at February 13, 2007, based on approximately 80 million fully-diluted Cumberland Shares as at that date.

4.    Substantial Premium.  The Agnico Offer represents a 28.8% premium to the closing price of Cumberland Shares on February 13, 2007, the day prior to the announcement of the Agnico Offer, and a 23.7% premium to the TSX 20 day volume weighted average trading prices for the Agnico-Eagle Shares and Cumberland Shares ending on that date.

5. Resulting Interest in Agnico-Eagle. If the Agnico Offer is successful, Cumberland Shareholders will own an approximate 10% pro forma interest in Agnico-Eagle.

6.    Combined Strength of Cumberland and Agnico-Eagle.  Agnico-Eagle has indicated in its press release dated February 14, 2007, subject to the disclaimer contained therein, that if the Agnico Offer is successful, Agnico-Eagle expects that:

(a) Agnico-Eagle's pro forma gold mineral reserves will increase by 28% to 13.3 million ounces, 82% of which are located in Canada;
(b) Agnico-Eagle's projected gold production will rise a further 39% in 2010 to more than 1.3 million ounces; and
(c) Agnico-Eagle's pro forma cash position will increase to over US$550 million, with no additional funding expected to be required to build its pipeline of five development projects.

7.    Diversification of Assets.  If the Agnico Offer is successful, Cumberland Shareholders will be able to participate not only in the development of the Meadowbank Gold Project, but also in production at Agnico-Eagle's LaRonde Mine and the development of Agnico-Eagle's current pipeline of five gold projects.

8.    The greater liquidity of the Agnico-Eagle Shares, following the Successful Completion of the Agnico Offer.  If the Agnico Offer is successful Cumberland Shareholders will hold Agnico-Eagle Shares which will have significantly greater liquidity than the current liquidity of the Cumberland Shares.

9.    Treatment of Cumberland Options.  Subject to obtaining all necessary regulatory approvals, holders of Options exercisable for Cumberland Shares will, upon the exercise of such Options, following the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, be entitled to purchase Agnico-Eagle Shares on a basis adjusted in accordance with the Exchange Ratio.

10.    Acceptance by Directors and Senior Officers.  Pursuant to the Lock-Up Agreement (as defined herein) all directors and senior officers of Cumberland, collectively holding Cumberland Shares representing approximately 10.5% of the Cumberland Shares as at February 13, 2007, calculated on a fully-diluted basis, have agreed to tender their Cumberland Shares to the Agnico Offer.

11.    Alternatives to the Agnico Offer.  Throughout the currency of the Agnico Offer, the Board of Directors will remain able to respond, in accordance with their fiduciary duties, to unsolicited bona fide written acquisition proposals that are more favourable to Cumberland Shareholders than the Agnico Offer and that provide to Cumberland Shareholders consideration per share greater than the Agnico Offer; and under such circumstances, may withdraw its recommendation and support for the Agnico Offer if the Offerors do not exercise their right to match such Superior Acquisition Proposal (refer to "Agreements Relating to the Agnico Offer — Support Agreement, Covenants Regarding Non-Solicitation and Right to Match" in the accompanying Directors' Circular).

12.    Tax Deferred Rollover.  Cumberland Shareholders who are Eligible Shareholders may tender Cumberland Shares to the Agnico-Eagle Offer for the purposes of achieving a tax-deferred rollover into Agnico-Eagle Shares for Canadian federal income tax purposes by making a valid Rollover Election in the Letter of Transmittal in the form accompanying the Agnico Offer.

DIRECTORS' CIRCULAR

This Directors' Circular is issued by the Board of Directors of Cumberland in connection with the Agnico Offer by the Offerors dated March 12, 2007 to acquire all the outstanding Cumberland Shares, together with the associated SRP Rights, other than Cumberland Shares already owned by Agnico-Eagle or its affiliates, including Cumberland Shares issuable upon the exercise of Options, on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share upon the terms and subject to the conditions set forth in the Agnico Circular dated March 12, 2007. The Agnico Offer was made pursuant to the terms and conditions of the Support Agreement. See "Agreements Relating to the Agnico Offer — Support Agreement".

The Agnico Offer will be open for acceptance until the Expiry Time, unless extended or withdrawn. The terms and conditions of the Agnico Offer, the method of acceptance of the Agnico Offer and other information relating to the Agnico Offer, the Offerors and the Combined Company are set out in the Agnico Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery which accompany the Agnico Offer.

All information provided in this Directors' Circular relating to the Offerors is derived from information contained in the Agnico Circular and other information contained in public filings made by Agnico-Eagle with securities regulatory authorities in Canada and the United States or otherwise made available by Agnico-Eagle. The Board of Directors does not assume any responsibility for the accuracy or completeness of such information.

Reference is made to the Glossary attached as Schedule A to this Directors' Circular for the definitions of certain terms used in this Directors' Circular. Unless otherwise noted, all references to "$" in this Directors' Circular refer to Canadian dollars and all references to "US$" refer to United States dollars.

RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

After careful consideration, including a thorough review of the Agnico Offer, the Support Agreement, the Lock-Up Agreement, the Genuity Opinion and the Dundee Opinion, as well as a thorough review of other matters, including matters discussed below under "Reasons for Recommendations to Accept the Agnico Offer", and after consultation with its legal advisors, Blake, Cassels and Graydon LLP, and its financial advisors, Dundee, the Special Committee unanimously concluded that the Agnico Offer is fair, from a financial point of view, and is in the best interests of Cumberland Shareholders and Cumberland, and determined that the Board of Directors should recommend that Cumberland Shareholders accept the Agnico Offer and tender their Cumberland Shares to the Agnico Offer. See "Reasons for Recommendations to Accept the Agnico Offer".

RECOMMENDATION OF THE BOARD OF DIRECTORS TO CUMBERLAND SHAREHOLDERS

The Board of Directors has carefully reviewed and considered the Agnico Offer, the Agnico Circular, the Support Agreement, the Lock-Up Agreement, the Genuity Opinion and the report and recommendation of the Special Committee and has received the benefit of advice from its financial and legal advisors. Based upon the foregoing and after consultation with its legal advisors, Gowling Lafleur Henderson LLP, and its financial advisors, Genuity, the Board of Directors unanimously concluded that the Agnico Offer is fair, from a financial point of view, and is in the best interests of Cumberland Shareholders and Cumberland, and therefore unanimously recommends that Cumberland Shareholders accept the Agnico Offer and tender their Cumberland Shares to the Agnico Offer. See "Reasons for Recommendations to Accept the Agnico Offer".

DIRECTORS' RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CUMBERLAND SHAREHOLDERS ACCEPT THE AGNICO OFFER AND TENDER THEIR COMMON SHARES TO SUCH AGNICO OFFER.

Cumberland Shareholders should consider the Agnico Offer carefully and come to their own conclusions as to whether to accept or reject the Agnico Offer and as to the adequacy of the consideration to be received for their Cumberland Shares. Cumberland Shareholders who are in doubt as to how to respond to the Agnico Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Cumberland Shareholders and holders of Options are advised that acceptance of the Agnico Offer may have tax consequences and they should consult their own professional tax advisors. Enquiries concerning the information in this Directors' Circular should be directed to Kerry M. Curtis, President and Chief Executive Officer, at 604-608-2557.

REASONS FOR RECOMMENDATION TO ACCEPT THE AGNICO OFFER

In making its recommendation that Cumberland Shareholders accept the Agnico Offer, the Board of Directors carefully considered a number of factors including:

1.

Fairness Opinions.

Dundee has delivered the Dundee Opinion to the Special Committee, in which it concluded that the consideration under the Agnico Offer is fair, from a financial point of view, to Cumberland Shareholders. A copy of the Dundee Opinion, including a description of the matters considered in rendering the opinion, is included as Schedule C to this Directors' Circular. Genuity has delivered the Genuity Opinion to the Board of Directors and the Special Committee, in which it concluded that the consideration under the Agnico Offer is fair, from a financial point of view, to Cumberland Shareholders. A copy of the Genuity Opinion, including a description of the matters considered in rendering the Genuity Opinion, is included as Schedule B to this Directors' Circular. The Special Committee took account of the Dundee Opinion and the Genuity Opinion prior to making its recommendation to the Board of Directors that it recommend to Cumberland Shareholders that they accept the Agnico Offer. The Board of Directors took account of the Genuity Opinion and the recommendation of the Special Committee prior to making its recommendation that Cumberland Shareholders accept the Agnico Offer.

2.

The Agnico Offer appropriately values the assets of Cumberland including the significant strategic value of the Meadowbank Gold Project.

Cumberland owns 100% of the Meadowbank Gold Project, which is comprised of ten Crown mining leases and three NTI exploration concessions covering approximately 30,000 hectares. In 2005, Cumberland completed a feasibility study on the Meadowbank Gold Project (the "Feasibility Study"). As a requirement of bank financing, bank-appointed independent engineers SRK Consulting (UK) Limited ("SRK") completed a due diligence audit of the Feasibility Study in December 2005. SRK reviewed all technical aspects of the Feasibility Study. Cumberland updated the Feasibility Study financial model for the findings of the SRK audit and announced improvements to the project's economics in December 2005. Assuming a long term gold price of US$400 per ounce, an exchange rate of US$0.75 per $1.00, and a full equity financing, the Feasibility Study outlines a conventional open pit gold mine with a mine life of 8.1 years and proven and probable mineral reserves of 2.9 million ounces. The financial projections from the Feasibility Study indicate a pre-tax internal rate of return of 17.6% (after-tax internal rate of return of 12.8%) and a pre-tax net present value at 0% of US$243 million (after-tax net present value at 0% of US$155 million). The Board of Directors made a production decision in September 2006. This was followed by the issuance of a project certificate by the Nunavut Impact Review Board in December 2006 allowing the Meadowbank Gold Project to proceed to construction. Cumberland recently announced that it has obtained all land rights necessary and has advanced construction of the 110 kilometre all-weather access road to the Meadowbank Gold Project. Production was forecast to commence in late 2008 or early 2009. The Board believes that the Agnico Offer, which values Cumberland at approximately $710 million as at February 13, 2007 based on approximately 80 million fully-diluted Cumberland Shares as at that date, appropriately reflects the significant value of the Meadowbank Gold Project.

3.

Attractive Value Represented by the Agnico Offer and Premium Offered.

The Agnico Offer represents attractive value for Cumberland Shareholders. The Agnico Offer values Cumberland at approximately $710 million, as at February 13, 2007, based on approximately 80 million fully-diluted Cumberland Shares as at February 13, 2007, the last trading day prior to the announcement of the Agnico Offer. In addition, the Agnico Offer represents a 28.8% premium to the closing price of the Cumberland Shares on February 13, 2007, or a 23.7% premium based on the 20 day volume weighted average trading prices on the TSX for the Agnico-Eagle Shares and Cumberland Shares ending on that date.

4.

Resulting Interest in Agnico-Eagle.

Based on the Exchange Ratio and the number of issued and outstanding Agnico-Eagle Shares and Cumberland Shares as of March 8, 2007, prior to the exercise of any Options, if the Agnico Offer is successful, the shares of the Combined Company will be held as to approximately 10% by the Cumberland Shareholders and approximately 90% by the Agnico-Eagle shareholders.

5.

The Combined Strength of Cumberland and Agnico-Eagle.

Agnico-Eagle has indicated in its press release dated February 14, 2007, subject to the disclaimer contained therein, that the Combined Company's pro forma gold reserves will increase by 28% to 13.3 million ounces, 82% of which are located in Canada and the projected gold production is expected rise a further 39% in 2010 to more than 1.3 million ounces. In addition, the Combined Company will have a strong balance sheet with its pro forma cash position anticipated to increase to over US$550 million, with no additional funding expected to be required to build its pipeline of five development projects.

6.

Diversification of Assets.

If the Agnico Offer is successful, the Combined Company's assets will include Agnico-Eagle's LaRonde Mine located in the Abitibi Region of northwestern Quebec. Since 1988, the mine has produced more than 3.0 million ounces of gold. With gold reserves of 5.3 million ounces, LaRonde is the largest gold deposit in Canada. In addition, not only will the Combined Company's portfolio of exploration and development properties include Cumberland's Meadowbank Gold Project, but also Agnico-Eagle's current exploration and development properties including the Goldex mine project (Quebec), the Lapa mine project (Quebec), the Kittila mine project (currently under construction in Finland), the Pinos Altos property (Mexico) and the LaRonde II property (an extension of Agnico-Eagle's current LaRonde operation in Quebec).

7.

Greater liquidity for Cumberland Shareholders, following the Successful Completion of the Agnico Offer.

If the Agnico Offer is successful Cumberland Shareholders will hold Agnico-Eagle Shares which will have greater liquidity than the current liquidity of the Cumberland Shares. The Combined Company will have a market capitalization of approximately $5.8 billion, compared to the market capitalization of Cumberland of approximately $519 million (based on the closing prices for the Agnico-Eagle Shares and Cumberland Shares on the TSX on February 13, 2007). In addition, the Combined Company will be New York Stock Exchange ("NYSE") and TSX listed.

8.

Treatment of Cumberland Options.

Subject to obtaining all necessary regulatory approvals, holders of Options granted pursuant to Cumberland's Stock Option Plan, adopted in April 1995 and amended in April 1999, June 2004 and June 2006 (the "Stock Option Plan"), will, upon the exercise of such Options, following the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, be entitled to purchase Agnico-Eagle Shares on a basis adjusted in accordance with the Exchange Ratio. See "Agreements Relating to the Agnico Offer — Support Agreement — Treatment of Outstanding Options".

9.

Acceptance by Directors and Senior Officers.

All of the directors and senior officers of Cumberland who, after giving effect to the exercise of all of their Options, would hold an aggregate of not less than 8,405,811 Cumberland Shares, representing approximately 10.5% of the outstanding Cumberland Shares, calculated on a fully-diluted basis, have indicated to Cumberland that they intend to tender all of their Cumberland Shares to the Agnico Offer and, subject to regulatory approval, amend their Options so that they are exercisable for an adjusted number of Agnico-Eagle Shares (based on the Exchange Ratio) instead of Cumberland Shares. Each director and senior officer of Cumberland has further executed a lock-up agreement (the "Lock-Up Agreement") with the Offerors requiring each of them to tender their Cumberland Shares to the Agnico Offer, except in certain circumstances. See "Agreements Relating to the Agnico Offer — Lock-Up Agreement".

10.

Ability to Respond to Superior Proposals.

Under the Support Agreement, the Board of Directors remains able to respond, in accordance with its fiduciary duties, to a Superior Acquisition Proposal and the Board of Directors may withdraw its recommendation if the Offerors do not exercise their right to match such Superior Acquisition Proposal. See "Agreements Relating to the Agnico Offer — Support Agreement — Covenants Regarding Non Solicitation and Right to Match".

The foregoing summary of the information and factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive but addresses the material factors considered by the Special Committee and the Board of Directors in reaching their conclusions and recommendations. In reaching its determinations and recommendations, the Special Committee and the Board of Directors also considered and evaluated, among other things: (i) information with respect to the financial condition, earnings, cash flows, assets, business, prospects and operations of each of Agnico-Eagle and Cumberland on both an historical and on a pro forma basis; (ii) information with respect to the assets and properties of Agnico-Eagle and Cumberland; (iii) historical information regarding the trading prices of the Agnico-Eagle Shares and the Cumberland Shares; (iv) the terms of the Agnico Offer; and (v) the risks associated with the Agnico Offer. The members of the Special Committee and the Board of Directors evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Cumberland and Agnico-Eagle and based upon the advice of their respective financial and legal advisors.

In view of the numerous factors considered in connection with their evaluation of the Agnico Offer, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching their respective conclusions and recommendations. In addition, individual members of the Special Committee and the Board of Directors may have given different weight to different factors. The conclusions and recommendations of the Special Committee and the Board of Directors were made after considering the totality of the information and factors considered.

THE SPECIAL COMMITTEE

The Special Committee established by the Board of Directors is comprised of Michael Kenyon, Jonathan Rubenstein and Richard Colterjohn, all of whom are independent of management of Cumberland. Mr. Kenyon has been appointed as Chairman of the Special Committee.

The Special Committee's mandate as approved by the Board is to:

•

consider Cumberland's negotiating position (prior to the Agnico Offer);

•

consider strategies for generating alternative transactions or offers (prior to the Agnico Offer);

•

examine and review the merits of the Agnico Offer to Cumberland Shareholders in consultation with management and financial and legal advisors;

•

assess and examine any and all alternatives to the Agnico Offer which may be available to Cumberland to enhance Cumberland Shareholder value including, without limitation, soliciting competing bids from third parties (see "Agreements Relating to the Agnico Offer — Support Agreement — Covenants Regarding Non-Solicitation and Right to Match");

•

consider and advise the Board of Directors as to whether the Agnico Offer is in the best interests of Cumberland and the Cumberland Shareholders and whether the Agnico Offer should be pursued by Cumberland and, if necessary or appropriate, recommended to the Cumberland Shareholders;

•

report to the Board of Directors on its activities and recommendations from time to time and to provide such advice as requested by the Board in respect of any value enhancement initiative which may be proposed;

•

coordinate its efforts and discharge its mandate in conjunction with senior management of Cumberland as it deems advisable or necessary;

•

perform such other duties and responsibilities as may be assigned by the Board of Directors to the Special Committee from time to time;

•

supervise the preparation of any documents of Cumberland required in connection with the Agnico Offer; and

•

ensure such process is fair and equitable.

For their services as members of the Special Committee, in addition, to standard meeting fees ($1,000 for meetings under five hours, $2,000 for meetings over five hours and $2,500 for each travel day under ten hours or $5,000 for each travel day over ten hours), Cumberland will pay a retainer of $30,000 to the Chairman of the Special Committee and a retainer of $25,000 to each of the other members of the Special Committee.

Cumberland retained Genuity as independent financial advisors to the Special Committee, the Board of Directors and Cumberland. In addition, the Special Committee retained Dundee as independent financial advisors to the Special Committee. Based in part on representations made to it by Genuity and Dundee, the Special Committee has concluded that Genuity and Dundee are independent of Agnico-Eagle and are each qualified to provide a fairness opinion with respect to the Agnico Offer. Blake, Cassels & Graydon LLP has been retained by the Special Committee to act as its legal advisors.

Prior to the Agnico Offer, the Special Committee met to discuss issues related to any potential director conflicts; examine, review and consider the potential impact of the Shareholder Rights Plan and management agreements; and consider strategies for generating alternative transactions or offers. Between January 9, 2007 and February 13, 2007, the Special Committee met formally on six occasions with, when appropriate, its legal and financial advisors and members of management of Cumberland to review and discuss the terms and merits of the proposed Offer and the Support Agreement and to review and discuss the due diligence review of Agnico-Eagle and the preliminary results of the Dundee Opinion and the Genuity Opinion. In addition, members of the Special Committee met with management and the Special Committee's legal and financial advisors on several further occasions to receive updates on the progress of negotiations, the status of the financial analysis and the progress of due diligence. During such meetings, the members of the Special Committee provided management with guidance and instructions on matters relating to the Agnico Offer. See "Background to the Agnico Offer and Response of Cumberland".

The Special Committee has determined that the consideration to be received under the Agnico Offer is fair from a financial point of view to the Cumberland Shareholders (other than Agnico-Eagle and its affiliates) and is in Cumberland's best interest and has unanimously recommended that the Board of Directors approve the Agnico Offer and recommend that Cumberland Shareholders accept the Agnico Offer.

BACKGROUND TO THE AGNICO OFFER AND RESPONSE OF CUMBERLAND

Cumberland acquired a 60% interest in the Meadowbank Gold Project in 1993 and acquired the remaining 40% interest in 1997. By 2003 Cumberland had identified several large, high-grade, shallow and closely spaced gold deposits at the Meadowbank Gold Project, establishing a major Canadian gold project. While it was Cumberland's intention to undertake the full evaluation and development of the project by itself, management also recognized that the development of the Meadowbank Gold Project could benefit from strategic alternatives with parties having greater financial and human resources. In addition, while Cumberland had financing commitments in place to potentially provide access to considerable amounts of development capital, these were subject to Cumberland's ability to meet certain stated future conditions. In the event that Cumberland was unable to meet such conditions, Cumberland would need to seek strategic alternatives.

Management of Cumberland was also cognizant that the attractive nature of the Meadowbank Gold Project might give rise to an opportunistic approach from mining industry participants, which could deprive Cumberland Shareholders of the opportunity to realize the full value of the deposits. In order to address this concern, management of Cumberland determined to give interested mining companies ongoing access to, and information pertaining to, the deposit under confidentiality agreements. These agreements included customary standstill provisions. Management of Cumberland determined that it was in the best interests of Cumberland and Cumberland Shareholders to periodically update such information from time to time in accordance with such confidentiality agreements.

During the period from 2003 to 2006 Cumberland entered into such confidentiality agreements with, and provided information and access to, nine mining companies, including Agnico-Eagle. As a result, Cumberland engaged in numerous discussions with these various mining companies relating to alternative strategies for financing and developing the Meadowbank Gold Project, a number of which were reviewed with Cumberland's financial and legal advisors. However, none of these alternative strategies was sufficiently attractive to be considered superior to Cumberland's plan to develop the Meadowbank Gold Project itself.

On March 13, 2006, representatives of Genuity approached Cumberland to discuss the possibility of signing a confidentiality agreement with Agnico-Eagle. Genuity has acted as Cumberland's independent financial advisor for two years, and with respect to the Agnico Offer has acted as independent financial advisor to the Special Committee, the Board of Directors and Cumberland.

From March 13, 2006 to April 10, 2006, Cumberland and Agnico-Eagle negotiated the terms of a confidentiality agreement (the "Cumberland Confidentiality Agreement") with respect to the review of certain information by Agnico-Eagle relating to Cumberland. On April 10, 2006, the Cumberland Confidentiality Agreement was executed.

On September 5 and 6, 2006, representatives of Agnico-Eagle's management team met with Cumberland for a preliminary due diligence discussion regarding publicly available information on Cumberland and certain non-public information on Cumberland's mineral properties. On September 7 and 8, 2006, representatives of Agnico-Eagle conducted a site visit at the Meadowbank Gold Project.

From late November 2006 through early February 2007, Agnico-Eagle conducted detailed due diligence on Cumberland and its subsidiaries.

On November 24, 2006, following indications of heightened interest from Agnico-Eagle in pursuing a potential transaction, the Board of Directors established the Special Committee.

On December 7, 2006, representatives of Cumberland (including a representative of the Special Committee) and Agnico-Eagle met in Calgary to discuss Agnico-Eagle's conceptual framework and timeframe with respect to a potential take-over bid offer.

At its initial meeting on January 9, 2007, the Special Committee discussed its mandate generally and consulted with its legal advisors as to the legal duties and responsibilities of the Special Committee in the context of a transaction such as the Agnico Offer. The Special Committee also discussed retaining its own financial advisor generally and determined to enter into discussions with Dundee. It was also agreed that the Special Committee would recommend to the Board that Genuity, as financial advisor to Cumberland, should provide a summary of all third parties contacted prior to the January 9th meeting that had previously indicated an interest in pursuing a potential transaction with Cumberland.

On January 9, 2007, Cumberland and Agnico-Eagle executed a confidentiality agreement (the "Agnico-Eagle Confidentiality Agreement") with respect to the review of certain information by Cumberland relating to Agnico-Eagle.

On January 31, 2007, Agnico-Eagle delivered its first, non-binding expression of interest with respect to a potential take-over bid offer for Cumberland on the basis of a fixed exchange ratio of 0.178 of an Agnico-Eagle Share for each Cumberland Share.

At a meeting held on February 2, 2007, the Special Committee resolved to retain Dundee as independent financial advisor to the Special Committee. Mr. Curtis was invited to describe the terms of the initial non-binding expression of interest made by Agnico-Eagle to acquire all of the Cumberland Shares. The status of the due diligence on Cumberland by Agnico-Eagle was also discussed and then representatives of Genuity made a presentation to the Special Committee.

On February 5, 2007, the Special Committee met again to further review and discuss Agnico-Eagle's indicative offer. Genuity then provided an update of its financial analysis of Agnico-Eagle and Cumberland and analysed the exchange ratio being proposed by Agnico-Eagle based on various parameters. Mr. Kenyon then updated the Special Committee as to the negotiations between the parties. The Special Committee then resolved to recommend that Cumberland continue to negotiate with Agnico-Eagle and to try to increase Agnico-Eagle's initially proposed exchange ratio for Cumberland Shares and to settle an acceptable form of support agreement.

On February 5, 2007, representatives of Agnico-Eagle and Cumberland (together with their respective financial and legal advisors), met in Vancouver. Extensive negotiations ensued over various matters, principally including the appropriate exchange ratio, certain terms of the Support Agreement and Lock-Up Agreement, and certain other commercial matters as well as conditions to the Agnico Offer. During such negotiations, Agnico-Eagle presented a revised non-binding expression of interest to acquire 100% of the outstanding Cumberland Shares by way of a share exchange take-over bid on the basis of a fixed exchange ratio of 0.185 of an Agnico-Eagle Share for each Cumberland Share subject to the execution and delivery of the Support Agreement and the execution and delivery of the Lock-Up Agreement with all of the directors and senior officers of Cumberland. See "Agreements Relating to the Agnico Offer — Lock-Up Agreement".

During the period from February 5 to February 13, 2007 negotiations between Agnico-Eagle and Cumberland continued and members of the Special Committee received updates on such negotiations and continued to advise management with respect to such negotiations.

From February 7, 2007 to February 8, 2007, Cumberland conducted due diligence on certain aspects of Agnico-Eagle which included discussions with Agnico-Eagle's management with respect to Agnico-Eagle's operations. In addition, Cumberland and Genuity conducted a formal due diligence session with Agnico-Eagle management by conference call. On February 8 and 9, at the request of Agnico-Eagle arising from its due diligence review of Cumberland, negotiations were commenced with Cumberland's lenders to deal with certain obligations of Cumberland under gold hedge contracts. The negotiations were finalized on February 12, 2007 and resulted in the lenders entering into agreements dated February 12, 2007 to forebear from exercising certain rights under the contracts.

On February 9, 2007, the Special Committee met to receive Dundee's presentation on its views of Agnico-Eagle's proposed exchange ratio and to discuss the status of the transaction.

On February 11, 2007, the Special Committee met again to receive an update on the status of the transaction, and to discuss the terms of the proposed Support Agreement, including the higher exchange ratio being offered.

On February 13, 2007, the Special Committee met with its financial and legal advisors to formally consider the proposed Agnico Offer and the terms of the Support Agreement. At such meeting, Genuity and Dundee orally presented their opinions that the consideration under the Agnico Offer is fair, from a financial point of view, to Cumberland Shareholders. After discussion, the Special Committee then unanimously resolved to report to the Board of Directors its view that the Agnico Offer is fair, from a financial point of view, to Cumberland Shareholders and in the best interests of Cumberland and the Cumberland Shareholders, and to recommend that the Board of Directors recommend acceptance of the Agnico Offer to the Cumberland Shareholders.

On the afternoon of February 13, 2007, the Board of Directors met with Cumberland's legal advisors to receive the report of the Special Committee. Based upon the report of the Special Committee and the opinions of Genuity and Dundee, the Board of Directors unanimously resolved to recommend that Cumberland Shareholders accept the Agnico Offer and tender their Cumberland Shares and authorized management of Cumberland to enter into the Support Agreement.

The Support Agreement and the Lock-Up Agreement were finalized on the evening of February 13, 2007. Such agreements were executed by the relevant parties on the morning of February 14, 2007. Prior to the commencement of trading on the TSX on February 14, 2007, Cumberland and Agnico-Eagle issued independent press releases stating that they had entered into the Support Agreement, that directors and senior officers of Cumberland had entered into the Lock-Up Agreement, and that Agnico-Eagle intended to make the Agnico Offer. Cumberland and Agnico-Eagle also agreed to mail this Directors' Circular to the Cumberland Shareholders concurrently with the Agnico Circular.

Subsequently, the Genuity Opinion was received by the Board of Directors and both the Genuity Opinion and the Dundee Opinion were received by the Special Committee. In their written opinions, Genuity and Dundee confirm their respective oral opinions that the Agnico Offer is fair, from a financial point of view, to the Cumberland Shareholders. Copies of the Genuity Opinion and the Dundee Opinion are attached as Schedule B and Schedule C, respectively, to this Directors' Circular.

AGREEMENTS RELATING TO THE AGNICO OFFER

Cumberland Confidentiality Agreement

On April 10, 2006, Cumberland and Agnico-Eagle entered into the Cumberland Confidentiality Agreement pursuant to which Agnico-Eagle agreed, subject to certain limited exceptions, to hold confidential all information of Cumberland made available to it and its representatives for a period of two years from the date of such agreement.

In addition, the Cumberland Confidentiality Agreement provides, among other things, that for a period of two years commencing on the date of the Cumberland Confidentiality Agreement, Agnico-Eagle will not acquire securities of Cumberland representing more than 5% of the issued and outstanding Cumberland Shares without the prior written consent Cumberland and will not solicit any person with respect to the voting of Cumberland Shares, except in connection with a formal take-over bid.

Agnico-Eagle Confidentiality Agreement

On January 9, 2007, Cumberland and Agnico-Eagle entered into the Agnico-Eagle Confidentiality Agreement pursuant to which Cumberland agreed to hold confidential, subject to certain limited exceptions, all information about Agnico-Eagle made available to it and its representatives for a period of two years from the date of such agreement.

Support Agreement

On February 14, 2007, Cumberland and the Offerors entered into the Support Agreement, which sets out the terms and conditions upon which the Offerors agreed to make the Agnico Offer. The following is a summary of the principal terms of the Support Agreement. Cumberland Shareholders are cautioned that this is a summary only and that to fully appreciate and understand the Support Agreement it should be read in its entirety. The Support Agreement has been filed by Cumberland with the Canadian Securities regulatory authorities and is available at www.sedar.com.

The Agnico Offer

The Offerors agreed to make the Agnico Offer on the terms and subject to the conditions set forth in the Support Agreement and to mail the Agnico Offer no later than 11:59 p.m. (Toronto time) on March 10, 2007, subject to certain limited exceptions. The Agnico Offer includes the condition that at least 66 2/3% of the outstanding Cumberland Shares, on a fully-diluted basis are validly deposited under the Agnico Offer and not withdrawn at the Expiry Time (the "Minimum Tender Condition"). In addition, the Agnico Offer is conditional upon 50% plus one of the Cumberland Shares, calculated on a fully-diluted basis, the votes attached to which would be included in the minority approval of a second-step business combination pursuant to applicable securities laws, be validly deposited under the Agnico Offer and not withdrawn at the Expiry Time. Furthermore, immediately before the Offerors first take up Cumberland Shares deposited under the Agnico Offer, the Board must have waived, suspended or otherwise rendered the Shareholder Rights Plan ineffective with respect to the Agnico Offer and Compulsory Acquisition or Subsequent Acquisition Transaction. The Offerors may, in their sole discretion, modify or waive any term or condition of the Agnico Offer; provided, however, that the Offerors may not, without the prior consent of Cumberland, increase the Minimum Tender Condition, decrease the consideration per Cumberland Share, decrease the number of Cumberland Shares in respect of which the Agnico Offer is made, change the form of consideration payable under the Agnico Offer (other than to add additional consideration per Cumberland Share and/or add consideration alternatives) or otherwise modify the conditions to the Agnico Offer or impose additional conditions thereof in a manner which is materially adverse to the Cumberland Shareholders.

Support for the Agnico Offer

Under the Support Agreement, Cumberland represented to the Offerors that its Board of Directors, upon consultation with its financial and legal advisors and on receipt of a recommendation of the Special Committee, has determined that the consideration to be received under the Agnico Offer is fair from a financial point of view to all Cumberland Shareholders and that it is in the best interests of Cumberland and the Cumberland Shareholders for the Agnico Offer to be made and the Board of Directors to support it; and, accordingly, the Board of Directors unanimously approved the Agnico Offer, the Support Agreement and the making of a recommendation that Cumberland Shareholders accept the Agnico Offer. Cumberland has also agreed to cooperate and to use all reasonable best efforts to support and ensure the success of the Agnico Offer.

Conduct of the Business of Cumberland

Cumberland has agreed that prior to the Effective Time (as defined below), Cumberland will, and will cause its subsidiaries to, conduct its and their respective businesses in the usual, ordinary and regular course or business and to cooperate with the Offerors with respect to decisions and expenditures in respect of the exploration, development and maintenance of their respective properties and assets, with the exception of those expenditures contemplated in the Support Agreement. Cumberland also agreed not to undertake certain types of restricted activities nor permit its subsidiaries to do so. In addition, Cumberland has agreed to use its reasonable best efforts to preserve intact its present business organization, assets and goodwill and to preserve intact its and its subsidiaries' respective real property interests, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with Cumberland and its subsidiaries.

Covenants Regarding Non-Solicitation and Right to Match

The Support Agreement contains certain "non-solicitation" provisions pursuant to which Cumberland has agreed that it and its subsidiaries will not, directly or indirectly, through any officer, director, advisor, employee, representative agent or otherwise:

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make, solicit, assist, initiate, encourage (including by way of furnishing information or entering into any form of agreement or understanding) any inquiries from or submissions of proposals or offers from any other person, company, partnership or other business organization whatsoever (including any of its officers, employees, advisors, representatives or agents) relating to any liquidation, dissolution, recapitalization, merger, amalgamation or acquisition or purchase of all or a material portion, on a consolidated basis, of the assets of, or 20% or more of the equity interest (including securities) in, the Cumberland or its subsidiaries or other similar transaction or business combination (any such foregoing proposals or offers being referred to herein as an "Acquisition Proposal");

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participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing;

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withdraw the Board of Directors' recommendation of the Agnico Offer or change such recommendation in a manner that has substantially the same effect as a withdrawal thereof; or

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approve or recommend any Acquisition Proposal or enter into any agreement related to any Acquisition Proposal made by a third party after the date of the Support Agreement.

Cumberland has agreed to immediately have ceased and caused to be terminated any existing discussions or negotiations with any parties (other than Agnico-Eagle and its affiliates) with respect to any potential Acquisition Proposal. Cumberland has also agreed not to release any third party from any confidentiality or standstill agreement to which Cumberland and such third party are parties, provided that the foregoing shall not prevent the Board of Directors from considering and accepting any Superior Acquisition Proposal that might be made by any such third party if the remaining provisions of the Support Agreement are complied with. Furthermore, Cumberland has agreed that as soon as reasonably practicable it shall request the return and destruction of all information provided to any third parties that have entered into a confidentiality agreement with Cumberland relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

The Support Agreement provides that, notwithstanding the foregoing restrictions or any other provision of the Support Agreement, nothing shall prevent the Board of Directors from receiving, considering, negotiating, approving, implementing and recommending to Cumberland Shareholders any bona fide written Acquisition Proposal made by a third party after the date of the Support Agreement, for which financing, to the extent required, is then committed or capable of being obtained (as determined reasonably and in good faith by the Cumberland Board after consultation with the third party offeror and Cumberland's financial advisor), that was not solicited on or after February 1, 2007 and which did not otherwise result from a breach of the Support Agreement, in respect of which the Board of Directors determines reasonably and in good faith (after consultation with Genuity and after receiving advice from its outside legal counsel reflected in the minutes of the Board of Directors to the effect that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors) that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction more favourable to Cumberland Shareholders than the Agnico Offer and providing to Cumberland Shareholders consideration per share greater than the Offer (a "Superior Acquisition Proposal").

If Cumberland receives a request for material non-public information from a party that proposes to Cumberland a bona fide Acquisition Proposal and the Board of Directors determines that such proposal would, if consummated in accordance with its terms, result in a Superior Acquisition Proposal and if, in the opinion of the Board of Directors, acting in good faith and upon the advice of its legal advisors, the failure to provide such party with access to information regarding Cumberland would be inconsistent with the fiduciary duties of the Board of Directors, then, and only in such case, Cumberland may provide such party with access to information regarding Cumberland as was made available to the Offerors (unless such additional written information is contemporaneously made to the Offerors) subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which is no less favourable to Cumberland and no more favourable to the counterparty than the confidentiality and standstill provisions of the Cumberland Confidentiality Agreement.

Within 24 hours following receipt of any future bona fide Acquisition Proposal or any request for non-public information relating to Cumberland or its subsidiaries in connection with such a bona fide Acquisition Proposal or for access to the properties, books or records of Cumberland or its subsidiaries by any person or entity that informs Cumberland, any member of the Board of Directors or such subsidiary that it is considering making, or has made, an Acquisition Proposal, Cumberland must provide notice thereof to the Offerors.

Cumberland is not permitted to accept, approve, recommend or enter into any agreement (a "Proposed Agreement"), other than a confidentiality and standstill agreement as contemplated by the Support Agreement, with any third party providing for or to facilitate any other Acquisition Proposal unless such Acquisition Proposal is likely to, if consummated in accordance with its terms, result in a Superior Acquisition Proposal and then will do so only after Cumberland provides the Offerors with a copy of any Proposed Agreement, together with a written notice from the Board of Directors regarding the value in financial terms that the Board of Directors has in consultation with Genuity determined should be ascribed to any non-cash consideration offered under the Proposed Agreement, not less than five (5) business days prior to its proposed execution by Cumberland.

During such 5 business day period, Cumberland has acknowledged and agreed that the Offerors shall have the opportunity, but not the obligation, to offer to amend the terms of the Support Agreement in order to provide for financial terms at least equivalent to those included in the Proposed Agreement. The Board of Directors shall review any offer by the Offerors to amend the terms of the Support Agreement to determine, acting reasonably, in good faith and in accordance with its fiduciary duties, whether the Offerors' amended Agnico Offer provides for financial terms at least equivalent to those included in the Proposed Agreement. If the Board of Directors so determines, and if the Agnico Offer has then been mailed to Cumberland Shareholders to amend the Agnico Offer prior to 11:59 p.m. (Toronto time) on the 5th business day following the day on which the Proposed Agreement is so provided to the Offerors, Cumberland has agreed:

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not to enter into the Proposed Agreement and support in any way the Superior Proposal reflected in the Proposed Agreement;

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not to withdraw, modify or change any recommendations regarding the Agnico Offer; and

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enter into an amending agreement to so amend the Support Agreement and the Agnico Offer.

Nothing in the Support Agreement prevents the Board of Directors from responding through a directors' circular or otherwise as required by applicable securities laws to an Acquisition Proposal that it determines is not a Superior Proposal.

Shareholder Rights Plan

Pursuant to the Support Agreement, Cumberland has deferred indefinitely the separation time of the SRP Rights (as defined in the Shareholder Rights Plan) in connection with the Support Agreement, the Lock-up Agreement or any agreements entered into between the Offerors and each of the directors and officers of Cumberland in connection with the Agnico Offer contemporaneously with the Support Agreement, the Agnico Offer and any Subsequent Acquisition Transaction.

In addition, Cumberland has agreed to waive, suspend or otherwise render ineffective, effective immediately prior to the time when the Offerors first take up Cumberland Shares under the Agnico Offer, the application of the Shareholder Rights Plan to the Agnico Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any acquisition of Cumberland Shares thereunder, and any other action taken by the Offerors in furtherance thereof. Cumberland has also agreed to take all further action necessary in furtherance thereof, and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of such transactions.

Furthermore, Cumberland has agreed that it will not waive the application of the Shareholder Rights Plan to any other Acquisition Proposal unless it is a Superior Acquisition Proposal and then only if, in the opinion of the Board of Directors acting in good faith and upon advice of its legal advisors, the failure to waive the application of the Shareholder Rights Plan in respect of such Superior Acquisition Proposal would be inconsistent with the fiduciary duties of the Board of Directors.

Treatment of Outstanding Cumberland Options

Pursuant to the terms of the Support Agreement, subject to obtaining all necessary regulatory approvals, Agnico-Eagle and the Board of Directors shall take the necessary actions to provide that each Option holder shall receive upon the exercise of such Options after a Subsequent Acquisition Transaction or a Compulsory Acquisition, in accordance with the terms of such Options, and shall accept in lieu of the number of Cumberland Shares otherwise issuable upon such exercise, the number of Agnico-Eagle Shares that such holder would have been entitled to receive as a result of the Agnico Offer, if such holder was the registered holder of the number of Cumberland Shares to which such holder was entitled upon such exercise immediately prior to the Effective Time of a Subsequent Acquisition Transaction and otherwise on the same terms and conditions as the Options. To the extent permitted by the terms of the Stock Option Plan, Agnico-Eagle and the Board of Directors shall take the necessary actions under the Stock Option Plan resulting in any Option held by an optionholder who ceases to be an Eligible Person (as defined in the Stock Option Plan) continuing in effect for the duration of the term of such Option.

Board Representation

Cumberland has agreed that promptly upon the purchase by the Offerors of such number of Cumberland Shares representing at least 50.1% of the outstanding Cumberland Shares and from time to time thereafter, the Offerors shall be entitled to designate such number of members of the Board of Directors, and any committees thereof, which would constitute a majority of the Board of Directors and any committee thereof as is proportionate to the percentage of the outstanding Cumberland Shares owned by the Offerors and Cumberland shall not frustrate the Offerors' attempts to do so and covenants to cooperate with the Offerors, subject to applicable law, to enable the Offerors' designees to be elected or appointed to the Board of Directors and to constitute a majority of the Board of Directors, including, at the request of the Offerors, by its reasonable efforts to increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable the Offerors' designees to be elected or appointed to the Board of Directors.

Subsequent Acquisition Transaction and Reorganization

Pursuant to the Support Agreement, if within four months after the date of the Agnico Offer, the Agnico Offer has been accepted by Cumberland Shareholders holding not less than 90% of the outstanding Cumberland Shares as at the Expiry Time, excluding Cumberland Shares held at the date of the Agnico Offer by or on behalf of the Offerors, or an affiliate or an associate of the Offerors, the Offerors may, to the extent possible, acquire the remainder of the Cumberland Shares from those Cumberland Shareholders who have not accepted the Agnico Offer, pursuant to a Compulsory Acquisition. If that statutory right of acquisition is not available, the Offerors will pursue other means of acquiring the remaining Cumberland Shares not tendered to the Agnico Offer. Cumberland has agreed that, in the event the Offerors take up and pay for Cumberland Shares tendered under the Agnico Offer representing at least 66 2/3% of the outstanding Cumberland Shares (calculated on a fully-diluted basis as at the Expiry Time), it will assist the Offerors in connection with any proposed amalgamation, statutory arrangement, capital reorganization or other transaction involving Cumberland and the Offerors or an affiliate of the Offerors (a "Subsequent Acquisition Transaction") to acquire the remaining Cumberland Shares, provided that the consideration offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration offered under the Agnico Offer.

Termination

The Support Agreement may be terminated by notice in writing at any time prior to the Effective Time (unless otherwise stated in the Support Agreement):

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by mutual consent of the Offerors and Cumberland;

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by Cumberland, if the Offerors do not mail the Agnico Offer within the time contemplated by the Support Agreement;

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by either the Offerors or Cumberland at any time, if the other party is in default of any material covenant or obligation under the Support Agreement or if any representation or warranty of the other party under the Support Agreement which is qualified as to materiality is untrue or incorrect, or is not so qualified is untrue or incorrect in any material respect, and the event or matter that makes such representation or warranty untrue or incorrect has had or is likely to have a "Company Material Adverse Effect" or "Agnico-Eagle Material Adverse Change" (as defined in the Support Agreement), as the case may be, provided that the non-defaulting party shall be entitled to terminate the Support Agreement pursuant only if such default or breach shall not have been cured at the earlier of the Expiry Time and the close of business on the third business day after the delivery of such notice;

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by the Offerors at any time on or after March 6, 2007, if any condition to making the Agnico Offer is not satisfied or waived by such date other than as a result of the Offerors' default;

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by the Offerors if, prior to the termination of the Agnico Offer, the Board of Directors withdraws its recommendation regarding the Agnico Offer or fails to publicly affirm its approval or recommendation of the Agnico Offer within five calendar days of any written request to do so from the Offerors;

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by the Offerors for any reason if the Minimum Tender Condition shall not be satisfied or any other condition of the Agnico Offer shall not be satisfied or waived by the Offerors at the Expiry Time and the Offerors shall not elect to waive such condition or extend the Agnico Offer other than as a result of the Offerors' default;

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by the Offerors if, prior to the termination of the Agnico Offer, Cumberland receives an Acquisition Proposal which is a Superior Acquisition Proposal and the Board of Directors withdraws, modifies or changes its recommendation regarding the Agnico Offer;

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by the Offerors or Cumberland upon payment to Agnico-Eagle of the Termination Fee (as defined below), if Cumberland enters into a Proposed Agreement; and

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by the Offerors or Cumberland upon payment to Agnico-Eagle of the Termination Fee, if the Offerors elect not to match a Proposed Agreement.

Termination Fee

Cumberland must pay a cash termination fee to Agnico-Eagle in the amount of $21,000,000 (the "Termination Fee"), representing approximately 3% of the aggregate value, as at February 13, 2007, of the consideration payable under the Agnico Offer, upon the occurrence of any of the following events (each a "Termination Fee Event"), (provided there shall be no duplication of Cumberland's obligation to pay the Termination Fee if more than one of the events specified herein should occur):

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the Board of Directors shall for any reason, unless there shall have occurred an Agnico-Eagle Material Adverse Change, have (A) withdrawn its recommendation in favour of the Agnico Offer or changed its recommendation in a manner adverse to the Offerors or that has substantially the same effect as the withdrawal thereof, or (B) approved or recommended acceptance of any Acquisition Proposal or (C) resolved to do any of the foregoing prior to the Expiry Time; or

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prior to the Expiry Time, the Board of Directors shall have failed to reaffirm its recommendation of the Agnico Offer by press release within 48 hours after the public announcement or commencement of any Acquisition Proposal (or in the event that the Agnico Offer is scheduled to expire within such 48 hours prior to the scheduled expiry of the Agnico Offer); or

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Cumberland shall have recommended or approved the acceptance of an Acquisition Proposal; or

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prior to the Expiry Time, an Acquisition Proposal which is a Superior Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal and, such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (i) the Agnico Offer is not completed as a result of the Minimum Tender Condition not having been met and (ii) such Acquisition Proposal is completed within the nine-month period following the Expiry Time; or

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prior to the Expiry Time, Cumberland enters into a Proposed Agreement; or

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prior to the Expiry Time, the Support Agreement shall have been terminated by either the Offerors or Cumberland as a result of the Offerors having elected not to amend the Support Agreement and the Agnico Offer in accordance with the "right to match" provisions described above and set out in the Support Agreement.

In addition, Cumberland shall pay such amount (the "Expense Reimbursement Amount") as is required to reimburse the Offerors for all reasonable costs and expenses incurred by it in connection with the Agnico Offer, including all reasonable fees, costs and expenses of its legal, financial, auditing, professional and other advisors and all other reasonable costs and expenses whatsoever or howsoever incurred, in connection with the Agnico Offer, up to a maximum of $15 million, if the Agnico Offer is not completed in accordance with the conditions set out in Schedule 2.1(e) to the Support Agreement as a result of Cumberland being in material default of any covenant or obligation under the Support Agreement or as a result of (i) any representations or warranties of Cumberland under the Support Agreement which is qualified as to materiality being untrue or incorrect in any respect or (ii) any representation or warranty not qualified as to materiality being untrue or incorrect in any material respect and the event and matter that makes such representation or warranty untrue or incorrect has had or is likely to have a Company Material Adverse Effect.

Representations and Warranties

Cumberland has made certain customary representations and warranties to the Offerors relating to, among other things, organization, subsidiaries, joint venture arrangements, compliance with laws and licenses, capitalization, authority, material agreements, the Shareholder Rights Plan, severance and employment agreements and regulatory filings. The representations and warranties also address various matters relating to the business, operations and properties of each of Cumberland and its subsidiaries, including, but not limited to: accuracy of books, records accounts and financial statements; absence of undisclosed liabilities; absence of any changes or events since the date of the last audited financial statements which is reasonable to have Company Material Adverse Effect; absence of defaults under instruments which would have a Company Material Adverse Effect, absence of litigation or other actions which if determined adversely is likely to have a Company Material Adverse Effect; compliance with environmental laws, tax matters, pension and employee benefits, mineral reserves and resources and title to properties.

The Offerors have made certain customary representations and warranties to Cumberland with respect to, among other things, organization, authority, capitalization, compliance with laws and licenses, ownership of Cumberland Shares, regulatory filings, financial statements, absence of liabilities which could be expected to have an Agnico-Eagle Material Adverse Effect; absence of litigation or other actions which if determined adversely would reasonably be expected to have an Agnico-Eagle Material Adverse Effect; compliance with environmental laws, tax matters, mineral reserves and resources and title to properties

Lock-Up Agreement

Concurrently with the execution of the Support Agreement, the directors and senior officers of Cumberland (the "Selling Cumberland Shareholders") entered into the Lock-Up Agreement with the Offerors on a several and not joint basis. The Selling Cumberland Shareholders have represented to the Offerors that they beneficially own or control, in the aggregate, not less than 4,847,061 Cumberland Shares (plus an additional 3,558,750 Cumberland Shares issuable upon the exercise of Options), representing approximately 10.5% of the outstanding Cumberland Shares, on a fully-diluted basis. Under the terms of the Lock-Up Agreement, the Selling Cumberland Shareholders agreed to tender to the Agnico Offer all of the Cumberland Shares owned by them including any Cumberland Shares subsequently acquired by any Selling Cumberland Shareholder upon the exercise of outstanding Options held by them. The Selling Cumberland Shareholders have also agreed not to withdraw their deposited Cumberland Shares from the Agnico Offer during the term of the Lock-Up Agreement other than pursuant to the termination provisions of the Lock-Up Agreement. As a result of the execution and delivery of the Lock-Up Agreement, the Offerors agreed to the terms and conditions of the Lock-Up Agreement, executed the Support Agreement with Cumberland and agreed to make the Agnico Offer.

The following is a summary of the principal terms of the Lock-Up Agreement. Cumberland Shareholders are cautioned that this is a summary only and that to fully appreciate and understand the Support Agreement it must be considered in its entirety. As such this summary is qualified in its entirety by the terms of the Lock-Up Agreement.

Acceptance of the Agnico Offer

Pursuant to the Lock-Up Agreement, each Selling Cumberland Shareholder has agreed to accept the Agnico Offer, and to validly deposit and cause to be deposited all Cumberland Shares currently owned or controlled by such Selling Cumberland Shareholder together with all Cumberland Shares subsequently acquired by such Selling Cumberland Shareholder upon the exercise of any outstanding Options currently owned by the Selling Cumberland Shareholder and, thereafter, to not withdraw or take any action to withdraw any of such Selling Cumberland Shareholder's Cumberland Shares deposited under the Agnico Offer except if the Lock-Up Agreement is terminated in accordance with its terms. (See "Termination of the Lock-Up Agreement" below).

Termination of the Lock-Up Agreement

The Lock-Up Agreement may be terminated by notice in writing:

•

at any time by mutual consent of the Offerors and the Selling Cumberland Shareholders;

•

by the Selling Cumberland Shareholders if:

(i)

the Offerors have not complied in any material respect with its covenants contained in the Lock-Up Agreement or if any representation or warranty of the Offerors under the Lock-Up Agreement is untrue or incorrect in any material respect;

(ii)

the Offerors have not mailed the Agnico Offer within the timeframe prescribed by the Support Agreement;

(iii)

the terms of the Agnico Offer do not conform in all material respects with the description of the Agnico Offer contained in the Lock-Up Agreement and the Support Agreement;

(iv)

the Offerors have not (for any reason other than the failure of any Selling Cumberland Shareholder to deposit their Cumberland Shares for purchase) taken up and paid for all Cumberland Shares deposited under the Agnico Offer as required by the Support Agreement;

(v)

Cumberland proposes, in accordance with the terms of the Support Agreement, to enter into a Proposed Agreement in respect of a Superior Acquisition Proposal and, after the expiry of the five business-day period referred to the Support Agreement, the Offerors have not offered to amend the Support Agreement to provide for financial terms at least equivalent to those in the Proposed Agreement, as determined by the Board of Directors in accordance with the Support Agreement; or

(vi)

the Support Agreement is terminated in accordance with its terms;

provided that at the time of such termination by the Selling Cumberland Shareholders, the Selling Cumberland Shareholders are not in material default in the performance of their obligations under the Lock-Up Agreement;

•

by the Offerors if:

(i)

any of the Selling Cumberland Shareholders has not complied in any material respect with all of the covenants contained in the Lock-Up Agreement or if any representation or warranty of any of the Selling Cumberland Shareholders under the Lock-Up Agreement is untrue or incorrect in any material respect;

(ii)

any of the conditions of the Agnico Offer is not satisfied or waived at the Expiry Time and the Offerors elect not to waive such condition,

(iii)

the conditions in the Support Agreement relating to the requirement that the Offerors make the Agnico Offer and mail the Agnico Circular to the Selling Cumberland Shareholders are not satisfied; or

(iv)

the Support Agreement is terminated in accordance with the provisions thereof;

provided that at the time of such termination by the Offerors, neither Agnico-Eagle nor Agnico Acquisition is in material default in the performance of its respective obligations under the Lock-Up Agreement.

Upon termination of the Lock-Up Agreement, the Selling Cumberland Shareholders shall be entitled to withdraw any of such Selling Cumberland Shareholders' Cumberland Shares deposited under the Agnico Offer.

Non-Solicitation

Pursuant to the Lock-Up Agreement, the Selling Cumberland Shareholders have agreed that they will not in any manner, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent or otherwise (as applicable), make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any person regarding an Acquisition Proposal, engage in any discussions or negotiations regarding any Acquisition Proposal, or otherwise co-operate in any way with, or assist or participate in, knowingly facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. The Selling Cumberland Shareholders have agreed that from the date of the Lock-Up Agreement to the earlier of (a) the termination of the Lock-Up Agreement in accordance with its terms and (b) the Expiry Time, except in accordance with the terms of the Lock-Up Agreement, they will:

•

immediately cease any existing solicitations, discussions or negotiations they are engaged in with any person other than the Agnico-Eagle and Agnico Acquisition with respect to any potential Acquisition Proposal and request the return or destruction of all confidential information provided in connection therewith;

•

as soon as reasonably practicable, notify Agnico-Eagle and Agnico Acquisition of: (i) any proposal, inquiry, offer (or any amendment thereto) or request that the Selling Cumberland Shareholders receives, or of which the Selling Cumberland Shareholders becomes aware, that relates to, or constitutes, or which the Selling Cumberland Shareholders reasonably believe could lead to, a bona fide Acquisition Proposal; or (ii) any request that the Selling Cumberland Shareholders receive for discussions or negotiations relating to an Acquisition Proposal or any request for non-public information relating to Cumberland or its subsidiaries or any of their respective mineral properties by any person or entity that informs the Selling Cumberland Shareholders that it is considering making, or has made, an Acquisition Proposal; and

•

each exercise the voting rights attaching to their Cumberland Shares and otherwise use their commercially reasonable efforts in the Selling Cumberland Shareholder's capacity as a shareholder of Cumberland to oppose any proposed action by Cumberland, its shareholders, its subsidiaries or any other person: (i) in respect of any merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction involving Cumberland or its subsidiaries, other than the Agnico Offer; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up of and payment for the Cumberland Shares deposited under the Agnico Offer or the successful completion of the Agnico Offer, including without limitation any amendment to the articles or by-laws of Cumberland or its corporate structure; or (iii) which would reasonably be expected to result in a Company Material Adverse Effect. In connection therewith, pursuant to the Lock-Up Agreement, the Selling Cumberland Shareholders have appointed Agnico-Eagle as its attorney in fact, for and on his behalf to execute a proxy appointing a person designated by Agnico-Eagle to attend and act on behalf of the Selling Cumberland Shareholder at any meeting of shareholders of Cumberland in respect of any of the matters referred to in this paragraph.

However, none of the foregoing shall not prevent a Selling Cumberland Shareholder who is a member of the Board of Directors or is a senior officer of Cumberland from engaging, in such capacity, in discussions or negotiations with a person in response to a bona fide written Acquisition Proposal made by such person which did not result from a breach of the Lock-Up Agreement or the Support Agreement and which (i) the Board of Directors determines in good faith constitutes a Superior Acquisition Proposal on the basis provided for in Section 6.2(a) of the Support Agreement; and (ii) in respect of which the Board of Directors, after receiving advice of Cumberland's outside legal counsel reflected in the minutes of the Board of Directors to such effect, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable laws.

INTENTIONS OF DIRECTORS, SENIOR OFFICERS AND CERTAIN SHAREHOLDERS

WITH RESPECT TO THE AGNICO OFFER

Pursuant to the Lock-Up Agreement, directors and senior officers of Cumberland holding in the aggregate approximately 10.5% of the outstanding Cumberland Shares, calculated on a fully-diluted basis, have agreed to ACCEPT the Agnico Offer and TENDER their respective Cumberland Shares to the Agnico Offer. The Lock-Up Agreement may only be terminated in limited circumstances as described above under "Agreements Relating to the Agnico Offer — Lock-Up Agreement — Termination of the Lock-Up Agreement". In addition, Mary Ann Cummings, the spouse and affiliate of Jonathan A. Rubenstein, a director of Cumberland, has indicated that she intends to accept the offer and tender her 56,600 Cumberland Shares to the Agnico Offer.

ARRANGEMENTS OR AGREEMENTS REGARDING THE OFFERORS

Except as described above under the heading "Agreements Relating to the Agnico Offer", no arrangement, agreement, commitment or understanding has been made, or is proposed to be made, between the Offerors and any of the directors or senior officers of Cumberland relating to any matter, including arrangements or agreements with respect to compensation for loss of office or as to their remaining in or retiring from office if the Agnico Offer is successful.

None of the directors or senior officers of Cumberland is a director or senior officer of Agnico-Eagle or any of its respective subsidiaries.

INTERESTS IN MATERIAL CONTRACTS OF THE OFFERORS

None of the directors or senior officers of Cumberland or their associates, and to the knowledge of such directors and senior officers after reasonable enquiry, no person or company who owns more than 10% of the issued and outstanding Cumberland Shares has any interest in any material contract to which either of the Offerors is a party, other than the Lock-Up Agreement.

ARRANGEMENTS BETWEEN CUMBERLAND AND ITS DIRECTORS AND SENIOR OFFICERS

Except as disclosed below, there are no arrangements, agreements, commitments or understandings made or proposed to be made between Cumberland and any of the directors or senior officers of Cumberland pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Agnico Offer is successful.

Executive Employment Agreements

Cumberland is currently a party to formal employment agreements dated May 3, 2006 (the "Formal Agreements") with each of Kerry M. Curtis, the President and Chief Executive Officer of Cumberland, Michael Carroll, the Senior Vice-President, Chief Financial Officer and Corporate Secretary of Cumberland and Brad Thiele, the Vice-President of Meadowbank Development of Cumberland. The Formal Agreements establish the terms and conditions under which Cumberland would compensate each of Messrs. Curtis, Carroll and Thiele in his respective roles as President and Chief Executive Officer, Senior Vice-President, Chief Financial Officer and Corporate Secretary and Vice-President of Meadowbank Development, including his annual salary, annual target bonus, option issuances, employee benefit entitlements, special cash bonus incentives upon completion of certain objectives with respect to Cumberland's Meadowbank Gold Project (the "Meadowbank Bonuses"), termination benefits and, in the case of Mr. Carroll, monies to be paid upon relocation.

The Formal Agreements provide that immediately prior to any takeover of control of Cumberland, the compensation committee of the Board (the "Compensation Committee") shall meet and review the compensation of each of Messrs. Curtis, Carroll and Thiele. Prior to such meeting, the Compensation Committee shall have obtained and considered a report from a major Canadian compensation consulting firm providing information on compensation then being paid to similar executives at comparable employers. At such meeting, the Compensation Committee shall determine, in its sole discretion, acting in good faith, what, if any, increase should be made to the compensation of each of Messrs. Curtis, Carroll and Thiele to ensure it is comparable to that of similar executives at comparable employers. The parties to the Formal Agreements have acknowledged that Cumberland is currently in a development stage such that compensation for executives may not fairly reflect appropriate compensation based on industry standards, which fact should not work to the detriment of executives on a takeover of control.

The Compensation Committee has engaged Mercer Human Resource Consulting to provide an independent report on compensation currently being paid to similar executives at comparable employers.

Upon termination without cause, benefits under the Formal Agreements include the following:

•

the full amount of the instalments falling due in respect of annual salary through to the date of the notice of termination plus the amount of any accrued vacation pay, the amount of any reimbursable expenses, and the amount, if any, of any other compensation actually accrued and then payable which has not been paid;

•

a severance payment, in lieu of notice, equal to two years' annual salary calculated based on the highest rate in effect during the 12 month period immediately preceding the date of termination plus two times the applicable annual target incentive bonus pursuant to an incentive bonus program approved by the Board on February 23, 2005 (the "Incentive Bonus Program");

•

bonuses, if the event giving rise to payment of a bonus occurs within two months of the date of notice of termination; and

•

in the case of all vested Options, extending the exercise period from 30 days after the date of termination to the earlier of the original expiry date or three years from the date of termination.

In the case of either a termination or resignation for "good cause" (as such term is defined in the Formal Agreements) following a takeover of control, benefits under the Formal Agreements include the following:

•

the full amount of the instalments falling due in respect of the annual salary through to the date of the notice of resignation/termination plus the amount of any accrued vacation pay, the amount of any reimbursable expenses, and the amount, if any, of any other compensation actually accrued and then payable which has not been paid;

•

a severance payment equal to three years' annual salary calculated based on the highest rate in effect during the 12 month period immediately preceding the date of the notice of resignation/termination plus three times the applicable annual target incentive bonus amount pursuant to the Incentive Bonus Program;

•

bonuses, if the event giving rise to payment of a bonus occurs within two months of the date of notice of resignation/termination;

•

the continuation of specified employee benefits until the earlier of three years from the date of resignation/termination or until similar benefits have been obtained from other employment;

•

the payment of an amount equal to 36 months of the then prevailing premiums for long-term disability insurance;

•

acceleration of Meadowbank Commissioning Bonus based on specified thresholds; and

•

in the case of Options held by the employee, removal of all vesting provisions and the elimination of any otherwise applicable accelerated exercise period.

Stock Option Plan

The successful completion of the Agnico Offer would permit the Board to accelerate the vesting of Options granted under Cumberland's Stock Option Plan.

DIRECTORS AND SENIOR OFFICERS OF CUMBERLAND AND

OWNERSHIP OF CUMBERLAND SECURITIES

The following table sets out the names of the directors and senior officers of Cumberland, the positions held by them with Cumberland and the designation, percentage of class and number of securities of Cumberland beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and, where known after reasonable enquiry, by their respective associates:

		Securities of Cumberland Beneficially Owned, Directly or Indirectly(1)
Name	Position Held	Number of Cumberland Shares	Percentage of Cumberland Shares	Options to Acquire Cumberland Shares	Percentage of Options

Kerry M. Curtis	President, Chief Executive Officer and Director	48,000	0.063%	770,000	18.62%
Walter T. Segsworth	Chairman & Director	10,000	0.013%	515,000	12.45%
Glen D. Dickson	Director	36,815	0.048%	100,000	2.41%
Jonathan A. Rubenstein	Director	65,000(2)	0.085%	225,000	5.44%
Richard Colterjohn	Director	205,500(3)	0.271%	410,000	9.91%
J. Michael Kenyon	Director	169,032(4)	0.223%	157,500	3.80%
Abraham I. Aronowicz	Director	4,301,214(5)	5.673%	235,000	5.68%
Michael L. Carroll	Senior Vice President, Chief Financial Officer and Corporate Secretary	Nil	0%	567,500	13.72%
Brad G. Thiele	Vice President, Meadowbank Project Development	9,000	0.011%	445,000	10.76%
E.R. (Ted) Rutherglen	Vice President, Human Resources, Health and Safety	Nil	0%	40,000	0.96%
Craig Goodings	Vice President Environmental and Governmental Affairs	2,500	0.003%	93,750	2.26%

___________

Notes:

(1)

The information as to securities of Cumberland beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Cumberland, has been furnished by the respective directors and senior officers.

(2)

Excludes 56,600 Cumberland Shares owned by his spouse who exercises full control over such shares.

(3)

Includes 5,500 Cumberland Shares held by Andrew Colterjohn and Ian Colterjohn over which he exercises control and direction.

(4)

Includes 63,500 Cumberland Shares held indirectly through JMK Holdings Ltd., of which Mr. Kenyon is the sole owner and director.

(5)

Excludes 29,800 Cumberland Shares owned by Drora Aronowicz (spouse); 130,000 Cumberland Shares owned by JA Trust (children are beneficiaries); 640,489 Cumberland Shares owned by EFC Enterprises Ltd. (owned by JA Trust); and 109,000 Cumberland Shares owned by DJA Enterprises Ltd. (owned by Drora Aronowicz and children).

To the knowledge of the directors and senior officers of Cumberland, after reasonable enquiry, the only persons or companies which beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of any class of securities of Cumberland as of the date of this Directors' Circular (on a non-diluted basis) are as set out below.

Name	Number of Cumberland Shares	Percentage of Outstanding Shares

Resource Capital Fund III L.P.	7,857,700	10.36%(1)

___________

(1)

As at March 8, 2007.

As of the date of this Directors' Circular, Agnico-Eagle owns 2,037,000 Cumberland Shares or 2.6% of the Cumberland Shares calculated on a fully-diluted basis.

Except in the case of directors, senior officers and their respective associates, the foregoing is based on information provided by the Cumberland Shareholders noted above.

TRADING IN CUMBERLAND SECURITIES

During the six-month period preceding the date of this Directors' Circular, none of Cumberland, the directors and senior officers of Cumberland nor, to the knowledge of the directors and senior officers of Cumberland after reasonable enquiry, any of their respective associates, any person or company holding more than 10% of the issued and outstanding Cumberland Shares or any person acting jointly or in concert with Cumberland, has traded any Cumberland securities or rights to acquire securities of Cumberland except for a sale in September 2006 of 10,000 Cumberland Shares by a senior officer of Cumberland as more particularly set out in Schedule D to this Directors' Circular.

ISSUANCES OF CUMBERLAND SECURITIES

No securities of Cumberland have been issued to the directors or senior officers of Cumberland during the two-year period preceding the date hereof, other than as indicated below.

Cumberland Shares

The following table sets forth the Cumberland Shares that have been issued to Cumberland directors and senior officers in the past two years.

Name	Nature of Issue	Number of Cumberland Shares Issued	Price per Security	Date Issued
			($)

J. Michael Kenyon	Exercise of Options	25,000	$0.80	August 29, 2005
J. Michael Kenyon	Exercise of Options	25,000	$0.80	October 12, 2005
J. Michael Kenyon	Exercise of Options	25,000	$2.02	February 24, 2006
J. Michael Kenyon	Exercise of Options	17,500	$2.00	June 27, 2006
J. Michael Kenyon	Exercise of Options	15,000	$4.85	September 1, 2006
Bradley G. Thiele	Exercise of Options	20,000	$1.85	March 3, 2006
Bradley G. Thiele	Exercise of Options	10,000	$1.85	May 18, 2006
Bradley G. Thiele	Exercise of Options	10,000	$1.85	May 24, 2006
Jonathan A. Rubenstein	Exercise of Options	50,000	$0.80	December 2, 2005
Michael L. Carroll	Exercise of Options	30,000	$2.02	September 6, 2006
Glen D. Dickson	Exercise of Options	40,000	$1.40	February 26, 2006
Glen D. Dickson	Exercise of Options	50,000	$2.00	June 30, 2006
Glen D. Dickson	Exercise of Options	55,000	$2.00	August 31, 2006
Craig Goodings	Exercise of Options	35,000	$1.40	February 27, 2006
Craig Goodings	Exercise of Options	10,000	$1.40	September 21, 2006

Options

The following table sets forth the Options to acquire Cumberland Shares that have been granted to Cumberland directors and senior officers in the past two years pursuant to the terms of Cumberland's Stock Option Plan.

Name	No. Options Granted	Exercise Price per Security	Date Granted	Expiry Date

Abraham I. Aronowicz	50,000	$1.40	June 29, 2005	June 29, 2010
Michael L. Carroll	120,000	$1.40	June 29, 2005	June 29, 2010
Richard Colterjohn	65,000	$1.40	June 29, 2005	June 29, 2010
Kerry M. Curtis	180,000	$1.40	June 29, 2005	June 29, 2010
Glen D. Dickson	40,000	$1.40	June 29, 2005	June 29, 2010
J. Michael Kenyon	50,000	$1.40	June 29, 2005	June 29, 2010
Jonathan A. Rubenstein	50,000	$1.40	June 29, 2005	June 29, 2010
Walter T. Segsworth	55,000	$1.40	June 29, 2005	June 29, 2010
Bradley G. Thiele	120,000	$1.40	June 29, 2005	June 29, 2010
Craig Goodings	45,000	$1.40	June 29, 2005	June 29, 2010
Abraham I. Aronowicz	50,000	$4.74	June 23, 2006	June 23, 2011
Michael L. Carroll	112,500	$4.74	June 23, 2006	June 23, 2011
Richard Colterjohn	65,000	$4.74	June 23, 2006	June 23, 2011
Kerry M. Curtis	135,000	$4.74	June 23, 2006	June 23, 2011
Glen D. Dickson	40,000	$4.74	June 23, 2006	June 23, 2011
J. Michael Kenyon	50,000	$4.74	June 23, 2006	June 23, 2011
Jonathan A. Rubenstein	50,000	$4.74	June 23, 2006	June 23, 2011
Walter T. Segsworth	55,000	$4.74	June 23, 2006	June 23, 2011
Bradley G. Thiele	90,000	$4.74	June 23, 2006	June 23, 2011
Craig Goodings	33,750	$4.74	June 23, 2006	June 23, 2011
E.R. (Ted) Rutherglen	40,000	$5.42	Nov. 23, 2006	Nov. 23, 2011
Craig Goodings	20,000	$8.87	Feb. 14, 2007	Feb 13, 2012

OWNERSHIP OF AGNICO-EAGLE SECURITIES

None of Cumberland, the directors and senior officers of Cumberland nor, to the knowledge of the directors and senior officers of Cumberland after reasonable enquiry, any of their respective associates, any person holding more than 10% of the issued and outstanding Cumberland Shares or any person acting jointly or in concert with Cumberland, owns, directly or indirectly, or exercises control or direction over, any securities of the Offerors, except as set out below.

Name	Number and Type of Securities	Percentage of Outstanding Agnico-Eagle Shares

Michael L. Carroll	1,500 call options(1)	0.001%(2)

___________

(1)

Purchased in market.

(2)

As at March 8, 2007 assuming exercise of Michael L. Carroll's call options.

NO MATERIAL CHANGES

Except for the Agnico Offer, and as disclosed in this Directors' Circular, the directors and senior officers of Cumberland are not aware of any information that indicates any material change in the affairs or prospects of Cumberland since September 30, 2006, being the date of the last published unaudited consolidated interim financial statements of Cumberland.

OTHER INFORMATION

Dundee will be paid fees for its services as a financial advisor to the Special Committee and Genuity will be paid fees for its services as a financial advisor to Cumberland.

Except as disclosed in this Directors' Circular, there is no information that is known to the directors or officers of Cumberland that would reasonably be expected to affect the decision of the Cumberland Shareholders to accept or reject the Agnico Offer.

NOTE CONCERNING RESOURCE CALCULATIONS

This Directors' Circular (including the Schedules attached thereto and the documents referred to therein) uses the terms "Mineral Resource," "Measured Mineral Resource", "Indicated Mineral Resource" and "Inferred Mineral Resource" as defined in accordance with National Instrument 43-101 under guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005.

While the terms "Mineral Resource", "Measured Mineral Resource", "Indicated Mineral Resource" and "Inferred Mineral Resource" are recognized and required by Canadian regulations, they are not defined terms under standards of the SEC. As such, certain information contained in the Circular concerning descriptions of mineralization and resources under Canadian standards is not comparable to similar information made public by U.S. companies subject to the reporting requirements of the SEC. "Inferred Mineral Resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or part of an "Inferred Mineral Resource exists, or is economically or legally mineable.

In addition, the definitions of "Proven Mineral Reserves" and Probable Mineral Reserves" under CIM standards differ in certain respects from the SEC standards.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides security holders of Cumberland with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult their lawyer. The rights summarized above are in addition to and without derogation from any other rights a holder of securities may have.

FORWARD-LOOKING INFORMATION AND FORWARD-LOOKING STATEMENTS

This Directors' Circular contains, among other things, the unanimous recommendation of the Board that Cumberland Shareholders accept the Agnico Offer and tender their Cumberland Shares to the Agnico Offer. This Directors' Circular, including the discussion of the reasons for the Board's recommendation, contains forward looking information (as defined in the Securities Act (Ontario)) that are based on expectations, estimates and projections as of the date of this Directors' Circular.

Such forward-looking information and forward-looking statements can be found in "Reasons for the Recommendations" and "Intentions of Directors, Senior Officers With Respect to the Agnico Offer". Generally these forward-looking statements and forward-looking information can often, but not always, be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates "or "does not anticipate", or "believes", or variations of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Examples of such forward- looking statements and forward-looking information in this Directors' Circular include, but are not limited to: expected results if the Agnico Offer is successful; and whether or not a superior or alternative proposal to the Agnico Offer may emerge. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward looking statements contained in this Directors' Circular. These forward-looking statements and forward-looking information are based on a number of assumptions which may prove to be incorrect, including, but not limited to: statements regarding plans, objectives and expectations with respect to existing and future operations; statements regarding strategies, objectives, goals and targets; the fair value of the assets of Cumberland or Agnico-Eagle; the existence of third parties interested in purchasing some or all of the Cumberland Shares.

Forward-looking statements and forward-looking information for time periods subsequent to 2007 involve longer-term assumptions and estimates than forward-looking statements and forward-looking information for 2007 and are consequently subject to greater uncertainty. Therefore, the reader is especially cautioned not to place undue reliance on such long-term forward-looking statements and forward-looking information.

In respect of forward-looking statements and forward-looking information relating to Cumberland, factors which could cause actual results to differ materially from current expectations include, but are not limited to, fluctuations in mineral prices; fluctuations in the fair value of the assets of Cumberland; whether or not a superior or alternative proposal to the Agnico Offer may emerge; the existence of third parties interested in purchasing some or all of the Cumberland Shares or assets; whether Cumberland's exploration programs will result in profitable commercial mining operations; fluctuations in interest rates and exchange rates; general economic conditions; competitive conditions in the mining industry; risks and uncertainties relating to the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with Cumberland's expectations, and significant changes in the supply-demand fundamentals for precious and base metals that could negatively affect prices; changes in consumer spending and preferences; and changes in laws, rules and regulations applicable to Cumberland. In addition, a number of factors which could cause Cumberland's actual results to differ from the forward-looking statements and forward-looking information are contained in Cumberland's Annual Information form filed with the Securities Commissions of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador.

Cumberland specifically disclaims any obligation to update these forward- looking statements, except as required by law. These forward-looking statements should not be relied upon as representing Cumberland's views as of any date subsequent to the date of this Directors' Circular.

APPROVAL OF DIRECTORS' CIRCULAR

The contents of this Directors' Circular and the delivery thereof have been approved and authorized by the Board of Directors.

CONSENT OF GENUITY CAPITAL MARKETS

To: The Board of Directors of Cumberland Resources Ltd.

We hereby consent to the reference to the opinion of our firm dated February 14, 2007, which we prepared for the Special Committee of the Board of Directors and the Board of Directors of Cumberland Resources Ltd., in connection with its consideration of the proposed offer by Agnico-Eagle Mines Limited and its wholly-owned subsidiary Agnico-Eagle Acquisition Corporation, for all of the common shares of Cumberland Resources Ltd., and to the inclusion of the foregoing opinion in this Directors' Circular.

Vancouver, British Columbia	(Signed)
March 12, 2007	GENUITY CAPITAL MARKETS

CONSENT OF DUNDEE SECURITIES CORPORATION

To: The Board of Directors of Cumberland Resources Ltd.

We hereby consent to the reference to the opinion of our firm dated February 14, 2007, which we prepared for the Special Committee of the Board of Directors of Cumberland Resources Ltd., in connection with its consideration of the proposed offer by Agnico-Eagle Mines Limited and its wholly-owned subsidiary Agnico-Eagle Acquisition Corporation, for all of the common shares of Cumberland Resources Ltd., and to the inclusion of the foregoing opinion in this Directors' Circular.

Vancouver, British Columbia	(Signed)
March 12, 2007	DUNDEE SECURITIES CORPORATION

CERTIFICATE

March 12, 2007

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or market price of the Cumberland Shares subject to the Agnico Offer within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors

(Signed) KERRY M. CURTIS Director	(Signed) WALTER T. SEGSWORTH Director

SCHEDULE A

GLOSSARY

In this Directors' Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below.

"$" means Canadian dollars.

"Acquisition Proposal" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Covenants Regarding Non-Solicitation and Right to Match".

"Agnico Acquisition" means Agnico-Eagle Acquisition Corporation, a corporation incorporated under the Business Corporations Act (British Columbia).

"Agnico Circular" means the take-over bid circular of the Offerors accompanying the Agnico Offer, including the schedules attached thereto.

"Agnico Offer" means the offer by the Offerors to acquire all of the outstanding Cumberland Shares on the basis of 0.185 of an Agnico-Eagle Share for each Cumberland Share, as described in the Agnico Circular filed with the securities commissions in each of the provinces and territories of Canada on March 12, 2007 and mailed to Cumberland Shareholders on or about March 12, 2007.

"Agnico-Eagle" means Agnico-Eagle Mines Limited, a corporation incorporated under the Business Corporations Act (Ontario).

"Agnico-Eagle Confidentiality Agreement" means the confidentiality agreement dated January 9, 2007 between Cumberland and Agnico-Eagle.

"Agnico-Eagle Shares" means common shares in the capital of Agnico-Eagle.

"AMEX" means the American Stock Exchange.

"Board" or "Board of Directors" means the Board of Directors of Cumberland.

"Compensation Committee" has the meaning ascribed to such term under the heading "Arrangements Between Cumberland and its Directors and Senior Officers — Executive Employment Agreements".

"Cumberland" means Cumberland Resources Ltd., a corporation incorporated under the Business Corporations Act (British Columbia).

"Cumberland Confidentiality Agreement" means the confidentiality agreement dated April 10, 2006, between Cumberland and Agnico-Eagle.

"Cumberland Shareholder" means a holder of Cumberland Shares other than Agnico-Eagle and its affiliates.

"Cumberland Shares" means common shares in the capital of Cumberland.

"Combined Company" means Agnico-Eagle after giving effect to the acquisition of Cumberland.

"Compulsory Acquisition" means a compulsory acquisition pursuant to the compulsory acquisition provisions contained in section 300 of the Business Corporations Act (British Columbia).

"Directors' Circular" means this Directors' Circular of the Board of Directors.

"Dundee" means Dundee Securities Corporation of Suite 3424, P.O. Box 49207, 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1K8, financial advisor to the Special Committee.

"Dundee Opinion" means the fairness opinion, dated February 14, 2007, of Dundee Securities provided to the Special Committee that, subject to and based on the considerations, assumptions and limitations described therein, consideration offered for each Cumberland Share pursuant to the Agnico Offer is fair from a financial point of view to Cumberland Shareholders, a copy of which is set out in Schedule C attached to the Directors' Circular.

"Eligible Shareholder" means a Cumberland Shareholder who (a) is a resident of Canada for purposes of the Tax Act, deals at arm's length with the Offerors, holds Cumberland Shares as capital property for purposes of the Tax Act and is not exempt from tax on income under the Tax Act, (b) is a non-resident of Canada for purposes of the Tax Act who deals at arm's length with the Offerors and whose Cumberland Shares constitute "taxable Canadian property" and not "treaty-protected property" (as such terms are defined in the Tax Act), or (c) a partnership that deals at arm's length with the Offerors and owns Cumberland Shares if one or more of the members of the partnership would be an Eligible Shareholder if such member held such Cumberland Shares directly.

"Effective Time" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Termination".

"Exchange Ratio" means 0.185 of an Agnico-Eagle Share for each Cumberland Share.

"Expense Reimbursement Amount" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Termination Fee".

"Expiry Date" means April 16, 2007, or such later date or dates as may be fixed by the Offerors from time to time, being the date the Agnico Offer expires.

"Expiry Time" means 11:59 p.m. (Toronto time) on the Expiry Date, or such later time or times as may be fixed by the Offerors from time to time.

"Feasibility Study" has the meaning ascribed to such term under the heading "Reasons for Recommendation to Accept the Agnico Offer — The Agnico Offer Appropriately Values the Assets of Cumberland Including the Significant Strategic Value of the Meadowbank Gold Project".

"Formal Agreements" has the meaning ascribed to such term under the heading "Arrangements between Cumberland and its Directors and Senior Officers — Executive Employment Agreements".

"fully-diluted basis" means, with respect to the number of outstanding Cumberland Shares at any time, the number of Cumberland Shares that would be outstanding if all rights to acquire Cumberland Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Time, but including, for the purposes of this calculation, all Cumberland Shares issuable upon the exercise of Options, whether vested or unvested.

"Genuity" means Genuity Capital Markets of 1068 – 550 Burrard Street, Bentall Five, PO Box 16, Vancouver, British Columbia, V6C 2B5, financial advisor to Cumberland.

"Genuity Opinion" means the fairness opinion, dated February 14, 2007, of Genuity Capital Markets provided to the Special Committee and the Board of Directors that, subject to and based on the considerations, assumptions and limitations described therein, consideration offered for each Cumberland Share pursuant to the Agnico Offer is fair from a financial point of view to Cumberland Shareholders, a copy of which is set out in Schedule B attached to the Directors' Circular.

"Incentive Bonus Program" has the meaning ascribed to such term under the heading "Arrangements between Cumberland and its Directors and Senior Officers — Executive Employment Agreements".

"Letter of Transmittal" means the letter of transmittal (printed on yellow paper) in the form accompanying the Agnico Circular.

"Lock-Up Agreement" means the lock-up agreement dated February 14, 2007, among the Selling Cumberland Shareholders and the Offerors, pursuant to which the Selling Cumberland Shareholders have agreed to tender all of the Cumberland Shares owned by them or after acquired by them to the Agnico Offer.

"Meadowbank Bonuses" has the meaning ascribed to such term under the heading "Arrangements between Cumberland and its Directors and Senior Officers — Executive Employment Agreements".

"Meadowbank Gold Project" means the ten Crown mining leases and three NTI exploration concessions located 70 kilometres north of Baker Lake, Nunavut and commonly referred to as the Meadowbank Gold Project.

"Minimum Tender Condition" means the condition of the Agnico Offer that at least 66 2/3% of the outstanding Cumberland Shares, on a fully-diluted basis, excluding any Cumberland Shares directly or indirectly owned by Agnico-Eagle, be validly deposited under the Agnico Offer and not withdrawn at the Expiry Time.

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery for deposit of Cumberland Shares (printed on pink paper) in the form accompanying the Agnico Circular.

"NTI" means Nunavut Tunngavik Inc.

"NYSE" means the New York Stock Exchange.

"Offerors" means collectively Agnico-Eagle and Agnico Acquisition.

"Options" means options entitling the holders thereof to acquire Cumberland Shares upon exercise.

"Proposed Agreement" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Covenants Regarding Non-Solicitation and Right to Match".

"Rollover Election" means an election made by an Eligible Shareholder to tender all of its Cumberland Shares to Agnico-Eagle pursuant to the Agnico Offer, made in the manner set forth in the Letter of Transmittal.

"Selling Cumberland Shareholders" means those certain directors and senior officers of Cumberland who have executed the Lock-Up Agreement.

"Shareholder Rights Plan" means the shareholder rights plan of Cumberland dated May 4, 2006.

"Special Committee" means the special committee of the Board of Directors consisting of Michael Kenyon, Jonathan Rubenstein and Richard Colterjohn, each of whom is independent within the meaning of National Instrument 58-101 Disclosure of Corporate Governance Practices.

"SRK" means SRK Consulting (UK) Limited.

"SRP Rights" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Shareholder Rights Plan".

"Stock Option Plan" means the Cumberland incentive stock option plan approved by Cumberland Shareholders in April 1995 and amended in April 1999; June 2004; and June 2006.

"Subsequent Acquisition Transaction" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Subsequent Acquisition Transaction and Reorganization".

"Superior Acquisition Proposal" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Covenants Regarding Non-Solicitation and Right to Match".

"Support Agreement" means the support agreement dated February 14, 2007 between Cumberland and the Offerors.

"Tax Act" means the Income Tax Act (Canada), including all regulations made thereunder, as amended.

"Termination Fee" has the meaning set out under the heading "Agreements Relating to the Agnico Offer — Support Agreement — Termination Fee".

"Termination Fee Event" has the meaning set out under the heading "Summary — Reasons Recommendations — Alternatives to the Agnico Offer" on page 3 of the Directors' Circular.

"TSX" means the Toronto Stock Exchange.

"US$" means United States dollars.

SCHEDULE B

[GRAPHIC]	February 14, 2007

To The Special Committee of the Board of Directors and to the Board of Directors

Cumberland Resources Ltd.

950-505 Burrard Street

Bentall One, Box 72

Vancouver, BC V7X 1M4

To the Members of the Special Committee and to the Board of Directors:

Genuity Capital Markets ("Genuity") understands that Agnico-Eagle Mines Ltd. ("Agnico") and/or a wholly-owned subsidiary thereof, intends to make an offer (the "Offer") to purchase all of the outstanding common shares of Cumberland Resources Ltd. ("Cumberland" or the "Company") not currently owned by Agnico (including common shares that may become outstanding upon the exercise of stock options or warrants) for 0.185 of an Agnico share per common share of Cumberland (the "Consideration"). The Offer will be made pursuant to the terms of a support agreement dated February 14, 2007 between Agnico and Cumberland (the "Support Agreement"). The terms and conditions of the Offer are more fully described in the Support Agreement and the offer and take-over bid circular of Agnico (the "Take-over Bid Circular"). In connection with the Offer, we also understand that certain shareholders of Cumberland, who collectively own or control approximately 10.5% of the issued and outstanding common shares in the capital of Cumberland as at the date hereof, on a fully diluted basis, have signed a lock-up agreement dated February 14, 2007 with Agnico (the "Lock-Up Agreement") pursuant to which, among other things, such shareholders have agreed to tender their common shares to the Offer and not to withdraw them unless such Lock-Up Agreements are terminated in accordance with their terms.

The special committee (the "Special Committee") of the Board of Directors of the Company (the "Board") has retained Genuity to act as a financial advisor to Cumberland, the Board and the Special Committee to provide advice and assistance to the Special Committee and the Board in evaluating the Offer, including the preparation and delivery to the Special Committee and the Board of Genuity's opinion (the "Opinion") as to the fairness, from a financial point of view, of the Consideration offered pursuant to the Offer to the shareholders of Cumberland, other than Agnico.

Engagement

Genuity was formally engaged by the Board through an agreement between the Company and Genuity (the "Engagement Agreement") dated February 8, 2006. The Engagement Agreement provides the terms upon which Genuity has agreed to act as a financial advisor to the Company in connection with a business combination during the term of the Engagement Agreement involving Cumberland or its securities such as a take-over bid, amalgamation, plan of arrangement or any other business combination. Pursuant to the Engagement Agreement, the Special Committee and the Board has requested that Genuity prepare and deliver the Opinion. The terms of the Engagement Agreement provide that Genuity is to be paid a fee for its services as financial advisor, including fees on delivery of the Opinion, no portion of which is conditional upon the Opinion being favourable, and fees that are substantially all contingent on a change of control of the Company or certain other events. In addition, Genuity is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

Genuity consents to the inclusion of the Opinion in its entirety and a summary thereof in the directors' circular which will be mailed to the shareholders of Cumberland in connection with the Offer (the "Directors' Circular"), and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and with the Toronto Stock Exchange and the American Stock Exchange.

Relationship with Interested Parties

Neither Genuity, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company or Agnico, or any of their respective associates or affiliates. Genuity has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Company or Agnico, or any of their respective associates or affiliates, within the past two years, other than as a member of the syndicate of underwriters for a financing of common shares in the capital of Cumberland completed on November 24, 2006 and the services provided under the Engagement Agreement. There are no understandings, agreements or commitments between Genuity and the Company or Agnico, or any of their respective associates or affiliates with respect to any future business dealings. Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company or Agnico, or any of their respective associates or affiliates.

Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company or Agnico, or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or Agnico.

Credentials of Genuity Capital Markets

Genuity is a Canadian investment banking firm, with operations including corporate finance, mergers and acquisitions, corporate restructuring, equity sales and trading and investment research. The Opinion expressed herein represents the opinion of Genuity as a firm. The form and content herein have been approved for release by a committee of its principals and other professionals of Genuity, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.

Support Agreement;

2.

Lock-up Agreement;

3.

financial models, forecast and related confidential information provided by management of Cumberland and Agnico;

4.

the Shareholder Rights Plan for Cumberland dated May 4, 2006;

5.

the final short form prospectus of Cumberland dated November 17, 2006;

6.

the final short form base shelf prospectus of Agnico dated December 14, 2006;

7.

annual reports to shareholders of Cumberland and Agnico for each of the years ended December 31, 2003, 2004 and 2005;

8.

annual information forms of Cumberland and Agnico for the years ended December 31, 2004 and 2005;

9.

Interim consolidated financial statements and management's discussion and analysis for the nine month period ended September 30, 2006 for Cumberland;

10.

Third quarter report 2006 for the quarter ended September 30, 2006 for Agnico;

11.

management information circulars for Cumberland dated April 25, 2005 and May 25, 2006;

12.

management information circulars for Agnico dated March 21, 2005 and March 3, 2006;

13.

Meadowbank Gold Project, Nunavut Technical Report conducted by AMEC Americas Ltd. and released in March 2005;

14.

Technical Report on the Lapa Gold Project dated May 31, 2006;

15.

Technical Report on the Suurikuusikko Gold Project, Northern Finland dated March 31, 2006;

16.

Technical Report on the Estimation of Mineral Resources and Reserves for the Goldex Extension Zone dated September 9, 2005;

17.

discussions with senior management of Cumberland concerning Cumberland's financial condition, technical data, its future business prospects, the background to the Offer and potential alternatives to the Offer;

18.

discussions with senior management of Agnico concerning Agnico's financial condition, technical data and its future business prospects;

19.

discussions with legal counsel of each of Cumberland and its Special Committee;

20.

public information relating to the business, operations, financial performance and stock trading history of selected public companies considered by us to be relevant;

21.

public information with respect to other transactions of a comparable nature considered by us to be relevant;

22.

public information regarding the gold industry;

23.

research analyst commentary on Cumberland, Agnico and other selected companies considered to be relevant;

24.

a letter of representation as to certain factual matters and the completeness and accuracy of the information upon which the Opinion is based, addressed to us and dated the date hereof, provided by senior officers of Cumberland; and

25.

certain other corporate, industry and financial market information, investigations and analyses as Genuity considered necessary or appropriate in the circumstances.

Genuity has not, to the best of its knowledge, been denied access by the Company to any information under its control requested by Genuity. Genuity did not meet with the auditor of Cumberland and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of Cumberland and the reports of the auditor thereon.

Prior Valuations

The Company has represented to Genuity that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of the Company or its material assets or liabilities or its securities within the two years preceding the date hereof.

Assumptions and Limitations

Genuity has not prepared a formal valuation or appraisal of the Company or any of its securities or assets and the Opinion should not be construed as such. Genuity has, however, conducted such analyses as it considered necessary in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which Cumberland common shares may trade at any future date. Genuity was similarly not engaged to review any legal, tax or accounting aspects of the Offer.

With the Company's approval and as provided for in the Engagement Agreement, Genuity has relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources or provided to us by or on behalf of the Company and its agents and advisors or otherwise obtained pursuant to our engagement (collectively, the "Information") and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that Information not misleading. The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. With respect to the financial models, forecasts, projections and estimates provided to Genuity and used in the analysis supporting the Opinion, we note that projecting future results of any company is inherently subject to uncertainty and have assumed that such financial models, forecasts, projections and estimates have been prepared on bases reflecting the best currently available estimates and reasonable judgment of management of the Company, as the case may be, as to the matters covered thereby and in rendering the Opinion we express no view as to the reasonableness of such forecasts, projections, estimates or assumptions on which they are based.

Senior officers of the Company have represented to Genuity in their capacity as senior officers in a certificate delivered as of the date hereof, among other things, that (i) the Information provided by the Company or on behalf of the Company by its associates (as defined in the Securities Act (British Columbia)), or any of its or their agents or representatives, to Genuity for the purpose of the engagement under the Engagement Agreement was, at the date the Information was provided to Genuity, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which the Information was provided; and that (ii) since the dates on which the Information was provided to Genuity, except the Offer, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates, and no material change has occurred in the Information or any part thereof which would have or which could reasonably be expected to have a material effect on the Opinion.

In preparing the Opinion, Genuity has made several assumptions, including that all of the conditions required to complete the Offer described in the Take-over Bid Circular will be met and that the disclosure provided in the Take-over Bid Circular and the draft Directors' Circular with respect to Cumberland and its subsidiaries and affiliates and the Offer is accurate in all material respects.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries, as they were reflected in the Information. In its analyses and in preparing the Opinion, Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genuity.

The Opinion has been provided for the use of and to be relied upon by the Special Committee and the Board and may not be used by any other person or relied upon by any other person and, except as contemplated herein, may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Genuity other than in the Directors' Circular. The Opinion is given as of the date hereof and Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to Genuity's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Genuity reserves the right to change, modify or withdraw the Opinion with effect after the date hereof.

The Opinion does not constitute a recommendation to the Special Committee, the Board or any shareholder of Cumberland as to whether shareholders of Cumberland should accept the Offer.

Fairness Conclusion

Based upon and subject to the foregoing and such other matters as we consider relevant, Genuity is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the shareholders of Cumberland other than Agnico.

Yours very truly,

(Signed) GENUITY CAPITAL MARKETS
Genuity Capital Markets

SCHEDULE C

[GRAPHIC]

February 14, 2007

The Special Committee of the Directors

Cumberland Resources Ltd.

Box 72, One Bentall Centre

#950 – 505 Burrard Street

Vancouver, British Columbia

V7X 1M4

To the Special Committee of the Board of Directors ("Special Committee")

Dundee Securities Corporation ("Dundee Securities") understands that Cumberland Resources Ltd. ("Cumberland") and Agnico-Eagle Mines Limited ("Agnico-Eagle") and a wholly-owned subsidiary thereof entered into a support agreement dated February 14, 2007 (the "Support Agreement") pursuant to which Agnico-Eagle has agreed to purchase all of the outstanding common shares of Cumberland, including common shares which may become outstanding upon the exercise of outstanding options or other rights to acquire common shares of Cumberland, (collectively the "Cumberland Securities"), by way of a take-over bid (the "Take-Over Bid"). The consideration offered pursuant to the Take-Over Bid is 0.185 of a common share of Agnico-Eagle for each Cumberland Security. In addition, Dundee Securities understands that Agnico- Eagle entered into a lock-up agreement dated February 14, 2007 (the "Lock-Up Agreement") with certain shareholders of Cumberland who hold an aggregate of 8,405,811 Cumberland Securities representing approximately 10.5% of the outstanding Cumberland Securities on a fully-diluted basis.

Dundee Securities further understands that the obligation of Agnico-Eagle to take up and pay for the Cumberland Securities tendered in acceptance of the Take-Over Bid is subject to certain conditions as set out in the Support Agreement, including the condition that holders of not less that 66 2/3% of the Cumberland Securities shall have tendered their Cumberland Securities in acceptance of the Take-Over Bid at or before the expiry time of the Take-Over Bid. Detailed terms and conditions of, and other matters relating to, the Support Agreement, the Lock-Up Agreement and the Take-Over Bid are to be set forth in an offer and take-over bid circular of Agnico-Eagle (collectively the "Take-Over Bid Circular").

The Special Committee has retained Dundee Securities to provide advice and assistance to the Special Committee in evaluating the Take-Over Bid, including the preparation and delivery to the directors of Cumberland of an opinion as to the fairness, from a financial point of view, of the consideration offered pursuant to the Take-Over Bid to the shareholders of Cumberland other than Agnico-Eagle (the "Fairness Opinion").

Engagement

Dundee Securities was engaged by the Special Committee, pursuant to an agreement dated January 10, 2007 (the "Agreement"), to provide the Special Committee with advisory services in respect of the Take-Over Bid. The Agreement provides that Dundee Securities is to be paid fees for its services in respect of the Take-Over Bid. The fees payable to Dundee Securities are not dependent in any way on the conclusions of our Fairness Opinion or the success of the Take-Over Bid. In addition, under the Agreement, Dundee Securities is to be reimbursed for reasonable out-of-pocket expenses and be indemnified by Cumberland in certain circumstances. Dundee Securities consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the directors' circular to be mailed to the shareholders of Cumberland and to the filing thereof, as necessary, by Cumberland with the securities commissions or similar regulatory authorities in each province and territory of Canada and with the Toronto Stock Exchange and the American Stock Exchange.

Credentials of Dundee Securities

Dundee Securities is one of Canada's leading independent investment dealers with operations in corporate finance, equity sales and trading and investment research. The opinion expressed herein is the opinion of Dundee Securities, the form and content of which have been approved for release by a committee of its directors and officers, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with rendering the Fairness Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

(a)

the Support Agreement;

(b)

the Lock-Up Agreement;

(c)

the audited consolidated financial statements of Cumberland for the three financial years ended December 31, 2003, 2004 and 2005;

(d)

the audited consolidated financial statements of Agnico-Eagle for the three financial years ended December 31, 2003, 2004 and 2005;

(e)

the annual reports to the shareholders of Cumberland for the three financial years ended December 31, 2003, 2004 and 2005;

(f)

the annual reports to the shareholders of Agnico-Eagle for the two financial years ended December 31, 2004 and 2005;

(g)

the third quarter report to the shareholders of Cumberland containing management's discussion and analysis and unaudited consolidated financial statements for the three months ended September 30, 2006;

(h)

the third quarter report to the shareholders of Agnico-Eagle containing management's discussion and analysis and unaudited consolidated financial statements for the three months ended September 30, 2006;

(i)

the proxy circulars of Cumberland for the three financial years ended December 31, 2003, 2004 and 2005;

(j)

the proxy circulars of Agnico-Eagle for the three financial years ended December 31, 2003, 2004 and 2005;

(k)

the annual information forms of Cumberland for the three financial years ended December 31, 2003, 2004 and 2005;

(l)

the annual information forms of Agnico-Eagle for the two financial years ended December 31, 2004 and 2005;

(m)

the Technical Report for the Meadowbank Gold Project dated March 31, 2005; the Technical Report for the Meadowbank Resource Estimate dated January 29, 2004; the Technical Report for the Meadowbank Project, Vault Addition dated January, 2002;

(n)

the Technical Report on the Lapa Gold Project dated May 31, 2006; the Technical Report on the Suurikuusikko Gold Project dated March 1, 2006; the Technical Report on Riddarhyttan Resources AB dated November 15, 2005; the Technical Report on the Estimation of Mineral Resources and Reserves for the Goldex Extension Zone, Goldex Project dated September 9, 2005; the Technical Report on the 2005 Laronde Mineral Resource and Mineral Reserve Estimate dated March 23, 2005; the Technical Report on the 2003 Laronde Mineral Resource and Mineral Reserve Estimate dated May 12, 2003;

(o)

review of Dundee Securities analysts reports and discussion with regards to site visits as performed by Dundee Securities analysts in their normal course of business;

(p)

certain other internal information prepared and provided to us by the management of Cumberland, concerning the business, operations, assets, liabilities and prospects of Cumberland;

(q)

discussions with the management of Cumberland concerning the current business plan of Cumberland, its financial condition, its future business prospects and potential alternatives to the Take-Over Bid;

(r)

public information relating to the business, financial condition and trading history of each of Cumberland and Agnico-Eagle and other selected public companies we considered relevant;

(s)

information with respect to selected precedent transactions we considered relevant;

(t)

a certificate of representation as to certain factual matters and the completeness and accuracy of the information upon which the Fairness Opinion is based, addressed to us and dated the date hereof, provided by senior officers of Cumberland; and

(u)

such other information, investigations, analyses and discussions (including discussions with senior management, legal counsel to Cumberland, legal counsel to the Special Committee and other third parties) as we considered necessary or appropriate in the circumstances.

Dundee Securities has not, to the best of its knowledge, been denied access by Cumberland to any information under its control requested by Dundee Securities. Dundee Securities did not meet with the auditors of Cumberland and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statement of Cumberland and the reports of the auditor thereon.

Assumptions and Limitations

With the approval and agreement of the Special Committee, we have relied upon the completeness, accuracy and fair presentation of all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Cumberland, its subsidiaries and their respective directors, officers, associates, affiliates, consultants, advisors and representatives relating to Cumberland, its subsidiaries, associates and affiliates, and to the Take-Over Bid. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or, subject to the exercise of professional judgment, attempted to verify independently the completeness, accuracy or fair presentation of any such information, data, advice, opinions and representations.

Senior officers of Cumberland have represented to Dundee Securities in a certificate delivered as of the date hereof, among other things, that (i) the information, data and other material (financial or otherwise) relating to Cumberland provided to Dundee Securities by, or on behalf of, the Cumberland in connection with the engagement of Dundee Securities under the Agreement (collectively the "Information") is, or in the case of historical information was, at the date of preparation, true and accurate in all material respects and does not or did not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances in which such statements were made and that (ii) since the dates on which the Information was provided to Dundee Securities, except as disclosed in writing to Dundee Securities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Cumberland or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

With respect to any forecasts, projections, estimates and/or budgets provided to Dundee Securities and used in its analyses, Dundee Securities notes that projecting future results of any company is inherently subject to uncertainty. Dundee Securities has assumed, however, that such forecasts, projections, estimates and/or budgets were prepared using the assumptions identified therein, which, in the opinion of Cumberland, are (or were at the time and continue to be) reasonable in the circumstances.

In preparing the Fairness Opinion, Dundee Securities has made several assumptions, including that all of the conditions required to complete the Take-Over Bid will be met and that the disclosure to be provided in the Take-Over Bid Circular and in the directors' circular with respect to Cumberland and its subsidiaries and affiliates and the Take-Over Bid will be accurate in all material respects.

The Fairness Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Cumberland as they are reflected in the Information and as they were represented to us in our discussions with the management of Cumberland. In our analyses and in connection with the preparation of the Fairness Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Dundee Securities and any party involved in the Take-Over Bid.

We have not been asked to prepare and have not prepared a valuation of Cumberland or any of its securities or assets and our opinion should not be construed as such.

This Fairness Opinion is provided for the use of the Special Committee and the Board of Directors of Cumberland only and may not be relied upon by any other person without our written consent. Notwithstanding the foregoing, we have consented to the inclusion of the Fairness Opinion in the Directors Circular. Dundee Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to the attention of Dundee Securities after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Dundee Securities reserves the right to change, modify or withdraw the Fairness Opinion with the effect after the date hereof.

The Fairness Opinion should be read in its entirety and should not be construed as a recommendation to any shareholder as to whether to tender Cumberland Securities to Agnico-Eagle under the Take-Over Bid.

Fairness Analysis

Approach to Fairness

In considering the fairness of the consideration under the Take-Over Bid from a financial point of view to the shareholders of Cumberland other than Agnico-Eagle, Dundee Securities considered and relied upon: (i) a comparison of the consideration under the Take-Over Bid to the results of a net asset value analysis of Cumberland; (ii) a comparison of the multiples implied under the Take-Over Bid to an analysis of recent precedent transactions; (iii) a comparison of the consideration under the Take-Over Bid to the recent trading levels of the common shares of Cumberland; and (iv) a comparison of the consideration under the Take-Over Bid to recent trading levels of the shares of companies comparable to Cumberland.

Fairness Conclusion

Based upon and subject to the foregoing, Dundee Securities is of the opinion that, as of the date hereof, the consideration offered pursuant to the Take-Over Bid is fair from a financial point of view to the shareholders of Cumberland other than Agnico-Eagle.

Yours truly,

(Signed) DUNDEE SECURITIES CORPORATION

DUNDEE SECURITIES CORPORATION

SCHEDULE D

TRADING IN CUMBERLAND SECURITIES

Name	Nature of Trade	Date of Trade	Designation and No. of Securities	Price per Security

Craig Goodings	Sale	September 21, 2006	10,000 Common Shares	$6.05

Please direct all enquiries to:

Cumberland Resources Ltd.

Suite 950, One Bentall Centre

505 Burrard Street, Box 72

Vancouver, British Columbia, V7X 1M4

Kerry M. Curtis

Tel: 604-608-2557

Fax: 604-608-2559

cumberlandresources.com